UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant [    ]

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[    ] Confidential, for Use of the Commission Only (as permitted by
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[    ] Definitive Additional Materials
[    ] Soliciting Material Pursuant to ss.240.14a-12

THE MAJOR AUTOMOTIVE COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MAJOR AUTOMOTIVE COMPANIES, INC.
43-40 Northern Boulevard
Long Island City, NY 11101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 3, 2006

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders (the "Special Meeting") of The Major Automotive Companies, Inc. (the "Company") will be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, NY 11553, at 3:00 p.m. (local time) on March 3, 2006. The Special Meeting is being held for the following purposes:

1. To approve a going private transaction by means of a reverse stock split of the Company's issued and outstanding Common Stock, par value $0.01 per share (the "Common Stock") at a ratio of 1-for-1,000 (the "Reverse Stock Split"), followed immediately by a 1,000-for-1 forward stock split (the "Forward Stock Split") of shares of Common Stock (together, the "Transaction") and the subsequent filing with the State of Nevada of Certificates of Change to the Company's Articles of Incorporation effectuating such stock splits. As a result of the Transaction, (a) each share of the Company's Common Stock held by a stockholder holding fewer than 1,000 shares immediately before the effective time of the Transaction will be converted into the right to receive $1.90 in cash for each pre-split share; and (b) each share of Common Stock held by a stockholder owning 1,000 or more shares will continue to represent one share of Common Stock after completion of the Transaction. Copies of the proposed changes to the Company's Articles of Incorporation are attached hereto as Annex A to the accompanying Proxy Statement.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of the Common Stock, as shown on the transfer books of the Company, at the close of business on February 10, 2006 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, you are urged to mark, sign and return the enclosed proxy by March 1, 2006 in the postage prepaid envelope enclosed for that purpose. In the event of a material change in the disclosure contained herein prior to the date of the Special Meeting, the Company will re-solicit proxies from its stockholders.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of the transactions contemplated by any of the proposals, passed upon the merits or fairness of any of such transactions or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Thank you for your continued support.

By Order of the Board of Directors,

Bruce Bendell, Chairman, President,
Chief Executive Officer and Acting Chief Financial Officer

February 10, 2006
Long Island City, New York

SUMMARY TERM SHEET

The following is a summary of the material terms of the Transaction, which terms are described in greater detail elsewhere in this Proxy Statement. You are urged to read carefully the remainder of this Proxy Statement for a more complete description of all material information regarding the proposed transaction. We have included section references to direct you to a more complete description of the topics described in this summary.

•	The Transaction. A special committee of the Board of Directors of the Company comprised of our independent directors (the "Special Committee") reviewed and recommended to the Board of Directors of the Company (which we refer to as the "Board of Directors") and our Board of Directors has authorized, a 1-for-1,000 reverse stock split of our Common Stock, followed by a forward stock split of our Common Stock on a 1,000-for-1 basis, which we refer to as the Transaction. Stockholders owning less than 1,000 shares at the effective time, which we refer to as Cashed Out Stockholders, will receive $1.90 for each pre-split share. Stockholders who own 1,000 or more shares at the effective time of the Transaction, whom we refer to as Continuing Stockholders, will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert their whole shares and fractional share interests back into the same number of shares of Common Stock they held immediately before the effective time of the Transaction. As a result, the total number of shares held by such a Continuing Stockholder will not change after completion of the Transaction. See "Additional Information Regarding the Transaction — Material Terms" beginning on page 31, and "Additional Information Regarding the Transaction — Treatment of Fractional Shares" beginning on page 32.

•	Purpose of the Transaction. The Transaction is a part of a plan to make the Company a non SEC-reporting company in what is commonly referred to as a "going private" transaction. The Special Committee has determined, and the full Board of Directors and Bruce Bendell, the Company's principal executive officer and largest stockholder, have each concurred, that the Transaction is fair to, and in the best interests of, all of our unaffiliated stockholders, including those being cashed out pursuant to the terms of the Transaction. Our reasons for proposing the Transaction include:

•	the significant costs savings that we expect to realize as a result of the termination of the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

•	the additional savings in terms of our management's and employees' time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act and managing shareholder relations and communications;

•	the fact that we have not realized many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value, stock liquidity, business credibility and the ability to use Company stock as currency for acquisitions, due to the limited liquidity and low market price of our Common Stock;

•	the ability of small shareholders (those holding less than 1,000 shares) to liquidate their holdings in us and receive a premium over market prices prevailing at the time of the approval of the Transaction, without incurring brokerage commissions;

•	the decrease in expenses resulting from no longer being required to service a relatively large number of stockholders holding small positions in our Common Stock;

•	the reduced premiums for our directors' and officers' insurance policies as a result of us no longer being a public reporting company;

•	the ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment; and

i

•	the ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our Common Stock.

See "Special Factors — Purpose of the Transaction" beginning on page 1 for a more detailed description of the purpose of the Transaction.

Effects of the Reverse Stock Split

As a result of the Reverse Stock Split:

•	the number of record holders of our Common Stock will be reduced below 300, which will allow us to terminate the registration of our Common Stock under the Exchange Act. Accordingly, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to public companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Persons that remain our stockholders after the Transaction and subsequent deregistration are effected will, therefore, have access to much less information about us and our business, operations and financial performance. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements, and our officers and directors will no longer be subject to the reporting requirements of Section 16 or be subject to the prohibitions against short-swing profits;

•	shareholders who have fewer than 1,000 shares of our Common Stock before the Reverse Stock Split will receive cash in exchange for their shares of our Common Stock and will no longer be shareholders or have any ownership interest in us and shall cease to participate in any of our future earnings and growth. The cash payment will be equal to $1.90 per share held prior to the effectiveness of the Reverse Stock Split; and

•	shareholders who have more than 1,000 shares of our Common Stock before the Transaction will not receive any payment for their shares and shall continue to hold the same number of shares as before the Transaction.

See "Special Factors — Effects of the Transaction" beginning on page 4.

Effects of the Forward Stock Split

As result of the Forward Stock Split:

•	shareholders who have fewer than 1,000 shares of our Common Stock before the Reverse Stock Split will receive cash in exchange for their shares of our Common Stock and will not be effected by the Forward Stock Split; and

•	shareholders who have more than 1,000 shares of our Common Stock before the Transaction will as a result of the Forward Stock Split continue to hold the same number of shares as before the Transaction without having to tender their shares to the Company's stock transfer agent.

See "Special Factors — Effects of the Transaction" beginning on page 4.

Interests of Officers, Directors and Affiliates of the Company

Our Chairman, Chief Executive Officer, President and Acting Chief Financial Officer, Bruce Bendell, controls a approximately 48% of the outstanding shares of our Common Stock. Mr. Bendell has fully participated in all Board discussions relating to the approval of the Transaction. However, Mr. Bendell was not a member of the Special Committee which deliberated the terms and conditions of the Transaction and which was comprised solely of non-employee directors, each of whom also participated in the Board's deliberations with respect to the Transaction.

Fairness of the Transaction

The Special Committee and the Board of Directors each has unanimously approved the Transaction. The Special Committee, and our Board, including Bruce Bendell acting as a director and on his own behalf, have each determined that the Transaction and the price to be paid for the fractional shares resulting from the Reverse Stock Split are substantively and procedurally fair to and in the best interest of us and our unaffiliated shareholders (including both unaffiliated shareholders who will remain shareholders and those whose entire interest will be cashed out). The Special Committee and the Board, including Mr. Bendell acting as a director and on his own behalf, considered various factors regarding the fairness of the Transaction to us and our unaffiliated shareholders, both those who may be fully cashed out as a result of the Transaction and those who may remain as shareholders, including the following:

•	the direct and indirect cost savings to be realized from the elimination of expenses related to our disclosure and reporting requirements under the Exchange Act;

•	the opinion of Empire Valuation Consultants, LLC, that the terms of the Reverse Stock Split are fair to our shareholders from a financial point of view;

•	the ability of shareholders with less than 1,000 shares to exchange their shares for cash at a premium to market prices prevailing at the time of the approval of the Transaction, and without incurring brokerage commissions or, alternatively, to purchase additional shares if they desire to remain a shareholder;

•	the availability to Cashed Out Stockholders of dissenters' rights of appraisal with respect to their shares that would be eliminated as a result of the Transaction;

•	the fact that the Reverse Stock Split will apply to all shareholders;

•	that there are no unusual conditions to the consummation of the Transaction;

•	the likely reduction in the liquidity for our Common Stock following the termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the shares of Common Stock.

•	the reduction in publicly available information about us that will result from the Transaction;

•	the inability of shareholders whose interest is cashed out in the Transaction to participate in any future increases in the value of our stock; and

•	that due to the stock holdings of Bruce Bendell and other Board members, the Transaction will require the vote of only a minimal number of unaffiliated shareholders.

See "Special Factors — Fairness of the Transaction" beginning on page 8.

Vote Required for Approval of the Transaction At the Special Meeting

Our Chairman, Chief Executive Officer, President and Acting Chief Financial Officer, Bruce Bendell, controls a approximately 48% of the outstanding shares of our Common Stock. Mr. Bendell and the Company's directors and executive officers have indicated to us that they intend to vote in favor of the Transaction. The shares held by the Company's directors and executive officers, including Mr. Bendell, represent approximately 48% of the voting power of the Company (49.07% if all options held by such officers and directors were exercised) and, if voted as indicated, virtually assure the approval of the Transaction. However, votes from unaffiliated stockholders representing approximately 187,600 shares (or approximately 2% of the issued and outstanding shares of the Company) will still be necessary to approve the Transaction. See "Principal Stockholders" beginning on page 41 and "Special Factors — Effects of the Transaction — Effect on Affiliated Stockholders" beginning on page 6.

Effectiveness of the Reverse Stock Split

We anticipate that the Reverse Stock Split will be affected within two business days after the date of the Special Meeting. Following the Special Meeting, transmittal materials will be sent to you that will describe how to turn in your old share certificates and receive the cash payment to which you are entitled. See "Additional Information Regarding the Transaction — Effective Date" on page 30.

Financing for the Reverse Stock Split

We estimate that approximately $571,900 will be required to pay for the fractional shares of Common Stock resulting from the Reverse Stock Split, and that we will incur approximately $150,000 in expenses relating to the preparation and distribution of this Proxy Statement and the consummation of the Reverse Stock Split, all of which we will pay from cash on hand. See "Additional Information — Source of Funds and Expenses" on page 35.

Appraisal Rights

Any stockholder who would receive cash in lieu of any fractional share of Common Stock to which such stockholder would otherwise be entitled in connection with the Reverse Stock Split has the right under the General Corporation Law of the State of Nevada to dissent and instead obtain payment of the fair value of such fractional share. Any stockholder who wishes to exercise his or her appraisal rights in connection with the Reverse Stock Split must deliver to us written notice of such stockholder's intent to do so not later than March 1, 2006, substantially in the form attached as Annex C to this Proxy Statement and either abstain from, or vote against, the Transaction. If any dissenting stockholder and we cannot agree to the fair value of such fractional share, such fair value would be determined in a proceeding before a district court of the State of Nevada. See "Additional Information Regarding the Transaction — Appraisal Rights" beginning on page 34. The Company will continue to be governed by Nevada corporate law upon consummation of the Transaction.

Tax Information

The receipt by you of cash in exchange for any fractional share resulting from the Reverse Stock Split will be taxable to you and you will be treated as if you sold the shares that resulted in the fractional share in the market for such amount. See "Additional Information Regarding the Transaction — Material Federal Income Tax Consequences" beginning on page 30.

Other Matters

We are not presently aware of any matters that will be brought before the Special Meeting that are not reflected in the attached notice of the Special Meeting. If any such matters are brought before the Special Meeting, the persons named in the enclosed proxy will act or vote in accordance with their best judgment.

TABLE OF CONTENTS

SUMMARY TERM SHEET	i
SPECIAL FACTORS	1
Purpose of the Transaction	1
Alternatives to the Transaction	1
Reasons for Transaction and Timing of the Transaction	2
Effects of the Transaction	4
Background to the Transaction	7
Fairness of the Transaction	9
Valuation and Fairness Opinion of Financial Advisor	16
SPECIAL MEETING OF STOCKHOLDERS	24
QUESTIONS AND ANSWERS	26
ADDITIONAL INFORMATION REGARDING THE TRANSACTION	30
Material Federal Income Tax Consequences	30
Special Interests of the Affiliated Persons	30
Recommendation of the Board of Directors	31
Material Terms	31
Treatment of Fractional Shares	32
Deregistration of Common Stock	32
Suspension of Public Reporting Obligations	32
Stockholder Approval	32
Effective Date	33
Exchange of Certificates and Payment for Fractional Shares	33
Appraisal Rights	34
Escheat Laws	35
Source of Funds and Expenses	35
THE COMPANY	36
PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	36
PLANS AFTER THE REVERSE STOCK SPLIT	37
MARKET PRICE OF COMMON STOCK AND DIVIDENDS	38
FINANCIAL INFORMATION	38
EXECUTIVE OFFICERS AND DIRECTORS	40
PRINCIPAL STOCKHOLDERS	41
SUBMISSION OF STOCKHOLDER PROPOSALS	42
AVAILABLE INFORMATION	42
DOCUMENTS INCORPORATED BY REFERENCE	42
FORWARD-LOOKING STATEMENTS	42
ANNEX A	A-1
ANNEX B	B-1
ANNEX C	C-1
ANNEX D	D-1
ANNEX E	E-1
ANNEX F	F-1

v

SPECIAL FACTORS

Purpose of the Transaction

The Board of Directors of the Company has determined that the costs of being a public company currently outweigh the benefits of being a public company and, thus, that it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including its unaffiliated stockholders, for the Company to remain a public company. Accordingly, the Company proposes to undertake the Transaction for the purpose of reducing the number of record stockholders of the Common Stock to fewer than 300 so that it can then terminate the registration of the Common Stock under the Exchange Act, and thereby suspend the Company's reporting and other obligations as a public company under the United States securities laws.

For the past several years, the Company has not been able to take advantage of the benefits of being a public company, such as enhanced shareholder value, stock liquidity, business credibility and the ability to use Company stock as currency for acquisitions, due to the limited liquidity and low market price of our Common Stock. The Company originated in 1996 as a holding company, primarily engaged in the development and acquisition of technology. In 1998, the Company acquired its automotive dealership operations through the purchase of the Major Auto Group, which was paid for in cash and stock. The Company intended to grow the automotive dealership operations, in part, through acquisition of other dealerships. It expected to acquire under-performing and non-performing dealerships in its geographic area, primarily in consideration of its common stock, which had increased in value and liquidity as investor interest in technology-related stocks increased. Using this strategy, the Company was able to make several successful acquisitions of dealerships using its stock as currency.

However, in March 2000, when the markets declined precipitously, especially within the technology sector, the share price and volume of the Company's stock also significantly declined. As the value and liquidity of its shares decreased, it was no longer practicable for the Company to even consider using its common stock as a basis for an acquisition transaction. Ultimately, all of the technology operations of the Company were sold or liquidated and the Company remained solely in the automotive dealership business. Neither the stock price of the Company's shares nor the market for such shares has recovered to any significant degree and management does not see the prospects for any significant increase in either stock price or liquidity for the foreseeable future.

We are currently required to comply with the disclosure and reporting requirements under the Exchange Act, as well as new requirements of the Sarbanes-Oxley Act of 2002. The cost of complying with these requirements is substantial. We believe these obligations have become more burdensome on small SEC reporting companies like ours as a result of the recent enactment of the Sarbanes-Oxley Act of 2002 and the cost of remaining a public company would further increase in the near future. The Special Committee determined, and the Board and Mr. Bendell concurred, that it was in our best interest to proceed with the Transaction in order to de-register our Common Stock, due to preliminary estimates of management and our outside auditors of the significant ongoing SEC reporting costs and the one-time cost associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002. If we do not de-register imminently, we will be forced to incur such costs, and be required to use our limited resources, in order to comply with the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002, which would become applicable to us in 2006.

Alternatives to the Transaction

In early May 2005, the Board of Directors requested Company counsel to explore the different ways the Company could go private. Counsel delivered a number of memoranda, first to the full Board and later to its independent directors in anticipation of the Board appointing an independent committee to proceed with the going private process, describing various methods by which the Company could accomplish its goal of going private. On May 16, 2005, the Board of Directors created the Special Committee. At a meeting of the Special Committee held on May 26, 2005, the Special Committee discussed, for the first time, the issue of taking the Company private. In addition to the Transaction, the Special Committee considered the other methods of effecting a going private transaction as described by counsel, (including an issuer tender offer, an odd-lot tender offer, a purchase of shares in the open market, a statutory merger and a management buyout), but determined that the Reverse Stock Split, followed by the Forward Stock Split, was the surest, easiest, most expeditious, and most cost effective method for achieving that end. Mr. Bendell, the Company's largest shareholder and the only executive officer on the Board of Directors, was not involved in these discussions.

When considering the various alternatives to the Transaction, the Special Committee focused on three critical factors: the level of assurance that the selected alternative would result in the Company having fewer than 300 record owners of Common Stock, thus allowing the Company to achieve its objective of going private; the cost of such alternative relative to the other potential alternatives; and the timeframe within which such alternative could reasonably be expected to be effected, again relative to the other alternatives under consideration.

The Special Committee considered an issuer tender offer. Under this method, the Company would offer to purchase a set number of shares within a specific timetable. With respect to an issuer tender offer, the Special Committee concluded that there was a possibility that the shares being repurchased would have to be done on a pro rata basis, so there was no assurance that enough stockholders would tender all of their shares of Common Stock to reduce the number of record owners of Common Stock to fewer than 300 and the cost of effecting a tender offer would be incrementally higher than that of the Transaction due to, among other things, the need to incur debt to finance the repurchase of shares. If the number of record holders remained in excess of 300, the Company would have to resort to a freeze-out merger or reverse split to eliminate additional record holders. In light of the indeterminate number of shares necessary to accomplish going private under this method, the cost of doing so was determined to be too unsure and probably significantly in excess of the cost associated with the Reverse Stock Split.

The Special Committee also considered an odd lot tender offer. Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to stockholders owning 99 or less shares of the Company's Common Stock. As of September 23, 2005, the Company had approximately 347 record holders of its Common Stock who owned 99 shares or fewer shares. However, this method would be voluntary on the part of stockholders and there could be no assurance that a requisite number of stockholders would participate. While the time frame for completing an odd lot tender offer is shorter than for the Transaction and would be less expensive (approximately $232,000, including expenses), the Special Committee opted for the Transaction because of the lack of assurance that an odd lot tender offer would produce the intended result.

The Special Committee also considered a traditional stock repurchase plan, whereby the Company would make periodic repurchases of its stock in the open market. This method would take an extended amount of time to complete, and as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders below 300. This is particularly true since larger stockholders could participate as well. The cost of such a method would also be undeterminable.

The Special Committee also considered a statutory merger, which would be similar to the Transaction in that holders of small amounts of stock would be cashed out pursuant to the terms of the merger. The merger vehicle could be either a third party or a newly formed company. The Special Committee determined that this method would likely be more costly and inherently less fair to minority stockholders as they would not have any choice in being bought out.

The Special Committee, for the reasons discussed above, determined that the Transaction is the most expeditious and economical way of changing the Company's status from that of a reporting company to that of a private, non-reporting company. The Board of Directors adopted the findings of the Special Committee.

Reasons for Transaction and Timing of the Transaction

In the Spring of 2005, the ongoing preparation of the Company's Annual Report on Form 10-K and the impending implementation of the rules and regulations under the Sarbanes Oxley Act raised the cost/benefit analysis of being a public company to the attention of the Board of Directors and Bruce Bendell. As disclosed in this Proxy Statement, the Board of Directors and Bruce Bendell have determined that the costs of being a public company currently outweigh the benefits of being a public company and, thus, that it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including unaffiliated stockholders, for the Company to remain a public company. The primary purpose of the Transaction is to reduce the number of holders of record of the common stock to less than 300 to enable us to elect to terminate the registration of our Common Stock pursuant to Section 12(g) of the Exchange Act and become a private company. Each of the Special Committee, the Board of Directors and Mr. Bendell believe that the Transaction provides the most certainty for us to achieve this purpose.

Exchange Act Reporting and Cost Savings; Competitive Disadvantage.    The Company incurs significant direct and indirect costs complying with its periodic reporting and other obligations under the Exchange Act (collectively, the "Public Company Costs"), including: the legal, accounting, printing, mailing, public relations, compliance and administrative costs of preparing, reviewing, printing, and distributing the reports and other filings required under the Exchange Act; the broker and transfer agent charges for forwarding materials to beneficial holders of Common Stock; the management time and attention expended in preparing and reviewing such reports and other filings; the substantially higher premiums for directors' and officers' insurance policies payable by public companies; and the disadvantage of publicly disclosing detailed operational and financial information of the Company when non-public competitors are not required to make comparable disclosures. The direct, out-of-pocket costs comprising the Public Company Costs were in excess of $1,200,000 in 2004. Additionally, the Company anticipates that the out of pocket costs will increase significantly commencing with the 2005 fiscal year and thereafter due to the requirements of complying with new laws and regulations, such as, but not limited to, the Sarbanes-Oxley Act of 2002. The Company has projected the Public Company Costs in fiscal year 2005 will be approximately $1,300,000.

Upon consummation of the Transaction and subsequent de-registration, the Company anticipates that its legal, accounting, printing and other compliance and administrative costs will be less than $200,000 in the aggregate. While we, presently, have no specific plans to do so, we may, periodically, send shareholders financial and/or other information. At the present time, we do not anticipate having audited consolidated financial statements, except to the extent required by covenants in our loan agreements. We expect that in connection with pending litigation, contractual, regulatory and general business issues we will, from time to time, engage and confer with outside counsel, as needed.

Administrative Expenses to Maintain Small Stockholder Accounts.    As of the date of the Proxy Statement, the Company had approximately 491 stockholders of record. On that date, approximately 455 stockholders of record and approximately 1,232 holders beneficially but not of record owned fewer than 1,000 shares each. Although holders of fewer than 1,000 shares constitute over 88% of the stockholders of the Company, such stockholders own only approximately 3.3% of the outstanding shares of Common Stock. The cost of administering each registered stockholder's account is the same regardless of the number of shares held in that account. Therefore, the Company's costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved and the value of each share.

Liquidity for Small Stockholders.    The Company believes that holders of fewer than 1,000 shares may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs. The trading volume in the Company's stock has been, and continues to be, limited. The stock does not trade everyday and trades fewer than 1,000 shares on many other days. The average trading volume of the stock over the past 12 months prior to the announcement of the Transaction was approximately 4,700 shares per day. The Board of Directors believes that the Transaction would give Cashed Out Stockholders an opportunity to receive a fair price in cash for their shares without having to pay disproportionately high brokerage commissions. The cash-out price of $1.90 per pre-split share represents a premium of approximately 76% over the average closing price per share of the Common Stock during the 180 days prior to the announcement of the Transaction.

Lack of Capital from Public Markets.    In addition to the Public Company Costs, the Company does not presently intend to exploit the principal benefits of being a public company — namely to raise capital through sales of securities in a public offering or to acquire other businesses or companies using stock as consideration (collectively, the "Public Company Benefits"). Historically, our strategy for growth was focused on expanding our dealership group by making acquisitions of non-performing or underperforming dealerships in the New York metropolitan area rather than selling our securities in the public market. When this strategy was formulated, our Common Stock price was relatively attractive and thus, a key component of the purchase price was the use of our Common Stock. Since the price of our stock has significantly declined from its levels at the time our acquisition strategy was conceived, the use of payment in the form of our Common Stock as consideration in acquiring automobile dealerships would be extremely dilutive to our stockholders. Additionally, we believe that the prices being sought for dealerships, at this time, make their acquisition unattractive. Consequently, we have postponed our plans for growth though acquisition. Instead, our focus is on maximizing revenues and profitability in our existing dealerships. As a result of the foregoing, the Company is not receiving any of the traditional Public Company Benefits, yet, the Public Company Costs continue to increase, substantially draining the limited resources of the Company. The increase in costs arises because of an increase in securities regulation. The Company believes that the cost of these ongoing expenses, together with the Public Company Costs, if continued, would be extremely detrimental to the financial condition of the Company.

Other Public Company Benefits which exist for the benefit of public stockholders include (i) the rights and protections afforded stockholders by the federal securities laws, (ii) the substantive requirements of the federal securities laws, including the Sarbanes Oxley Act, which are imposed on public companies and (iii) limitations imposed on officers and directors of public companies, including restrictions on short-swing trading and the reporting obligations of officers and directors. These benefits were not considered to outweigh the costs of being a public company due to the small size of the Company, its limited staffing and the lack of a liquid trading market for its Common Stock.

Accordingly, the Special Committee, and upon its recommendation the Board of Directors, have each determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including its unaffiliated stockholders, for the Company to remain a public company. Mr. Bendell has reviewed, relied upon and adopted the position of the Special Committee and the Board of Directors, as described in this proxy statement, with respect to the reasons for, advantages of, disadvantages of, and purpose of the Transaction.

Effects of the Transaction

Reduction in Number of Stockholders.    The Company expects that as a result of the Transaction, the number of stockholders of record of the Company would be reduced from approximately 491 stockholders to approximately 36 stockholders and the number of holders beneficially but not of record (i.e., held in "street name") of fewer than 1,000 shares would be reduced from approximately 1,274 to zero, depending upon the number of holders of fewer than 1,000 shares on the Effective Date.

Termination of Exchange Act Registration and Reporting.    Shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Securities and Exchange Commission if there are fewer than 300 holders of record of the Common Stock or if the number of holders of Common Stock falls below 500 and the Company's total assets have been no more than $10 million at the end of each of its last three fiscal years. If, after termination of registration, on the first date of any of the Company's subsequent fiscal years, the number of stockholders of the Company exceeds (a) 300 and the Company has total assets of more than $10 million or (b) 500, then the Company's reporting obligations under the Exchange Act will be reinstated. In such case, the Company must file an annual report on Form 10-K for its preceding fiscal year within 120 days of the end of such fiscal year.

The Board of Directors intends to terminate the registration of the Common Stock under the Exchange Act as soon as practicable after the Transaction, if approved, is effected. Termination of registration of shares of the Common Stock would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. These provisions include:

•	the beneficial ownership reporting and short-swing profit recovery provisions of Section 16;

•	the requirement to file and furnish proxy material in connection with stockholders' meetings pursuant to Section 14;

•	the requirement to file periodic and current reports pursuant to Section 13; and

•	the requirements of Rule 13e-3 with respect to "going private" transactions.

Furthermore, affiliates of the Company may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.

Effect on Market for Shares.    Currently, there is little public trading of the Common Stock. The Common Stock is currently eligible to be traded in the over-the-counter market in the "pink sheets". The Company believes that the Common Stock trades publicly in small volumes on an infrequent basis. Any trading in the Common Stock after the Transaction may occur only in the "pink sheets" or in privately negotiated sales. There can be no assurance that any trading will occur after the Company terminates the registration of the Common Stock.

Effect on the Company.    The Company estimates that the Transaction would reduce the number of shares of Common Stock of the Company by up to approximately 301,000 shares (approximately 3.3% of the currently outstanding shares) with a cash requirement to the Company (including expenses) of approximately $721,900. See "Additional Information Regarding the Transaction — Source of Funds and Expenses". The repurchased fractional shares would be retired. The Transaction would also reduce the number of stockholders of the Company. See "— Effects of the Transaction — Reduction in Number of Stockholders". Termination of registration of the Common Stock would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. See "— Effects of the Transaction — Termination of Exchange Act Registration and Reporting". The liquidity and market value of the Common Stock might be adversely affected by the Transaction and by termination of the registration of Common Stock under the Exchange Act. See "— Effects of the Transaction — Effect on Market for Shares". The Company estimates that termination of the registration of the Common Stock under the Exchange Act will save the Company approximately $1,300,000 per year in legal, accounting and other expenses.

Effect on Holders of Fewer than 1,000 shares of Common Stock.    Following the Transaction, holders of fewer than 1,000 shares of Common Stock would receive payment of $1.90 per pre-split share for their shares and would cease to be stockholders of the Company. They would have no further interest in the Company with respect to any cashed-out shares and would only have a right to receive cash for these shares. The Company will send Cashed Out Stockholders a letter of transmittal as soon as practicable after the Transaction is approved with instructions on how to surrender existing certificate(s) in exchange for the cash payment.

The Company intends to permit stockholders holding Common Stock in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as stockholders whose shares are registered in their names and will instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees to (a) determine whether or not they are eligible to be cashed out in the Transaction and (b) instruct the nominee as to how the beneficial stockholder wishes to proceed. The Transaction structure will focus on the number of shares held by record holders. Thus, beneficial owners of fewer than 1,000 shares of Common Stock holding these shares in "street name" will not be required to cash in their shares if the record holder of such shares owns 1,000 or more shares prior to the Transaction. The Company and its transfer agent will not have the necessary information to compare the record holdings of any stockholder with "street name" holdings in a brokerage account. In addition, we will lack the information to compare holdings across multiple brokerage firms. As a result, a stockholder holding more than the minimum number of shares may nevertheless have the shares cashed out if the stockholder holds a combination of "street name" shares or shares in several brokerage firms. If you are in this situation and desire to remain a stockholder after the transaction, we recommend that you consolidate your holdings into one brokerage account or record holder position prior to the effective date. Conversely, if you hold less than 1,000 shares in street name and want to ensure that your shares are cashed out, you may want to change the manner in which your shares are held from "street name" into you own name so that you will be a record owner of the shares. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account.

Effect on Unaffiliated Stockholders Who Own 1,000 or More Shares.    With respect to unaffiliated stockholders who own 1,000 or more shares of Common Stock, the termination of the registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, which may adversely affect unaffiliated stockholders. Such provisions include:

•	the elimination of the Company from the duty to comply with the regulations promulgated by the Sarbanes Oxley Act;

•	the liability provisions of the Exchange Act;

•	the requirement of the Company's officers to certify the accuracy of the Company's financial statements; and

•	the applicability of the prohibition of the short-swing profit rules of the Exchange Act.

If the Company effects the Transaction as described in this Proxy Statement, the Common Stock will no longer be registered under the Exchange Act, the Company will no longer be a reporting company under the Exchange Act.

The Company will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Persons that remain stockholders of the Company after the Transaction is effected will, therefore, have access to much less information about the Company and its business, operations, and financial performance.

See "— Effects of the Transaction — Termination of Exchange Act Registration". The liquidity and market value of the shares of the Common Stock held by unaffiliated stockholders may be adversely affected by the Transaction and by termination of the registration of the Common Stock under the Exchange Act. See "— Effects of the Transaction — Effect on Market for Shares".

Effect on Affiliated Stockholders.    The Transaction would have various effects on stockholders who are affiliates of the Company. The Company expects that the Company's executive officer and directors would continue to beneficially own the same number of shares immediately after the Transaction and the percentage of ownership of the Common Stock held by the executive officer and directors of the Company, as a group, would increase by approximately 1.7% of outstanding shares, from approximately 49.4% of the outstanding shares to approximately 51.1% of the outstanding shares, assuming all stock options held by such officers and directors were exercised. The following is a description of the effects of Bruce Bendell's interest in the net book value and net earnings of the Company upon consummation of the Transaction:

	At December 31, 2004		At September 30, 2005
	Net Book Value	Net Loss	Net Book Value	Net Earnings
	$9,695,524	$(6,837,962)	$13,201,158	$3,487,634
Interest In:
Pre-trans	$4,624,765	$(3,261,708)	$6,296,952	$1,663,601
Post-trans	4,778,924	(3,370,431)	6,506,851	1,719,055

As described under "— Effects of the Transaction — Termination of Exchange Act Registration", if the registration of the Common Stock is terminated under the Exchange Act:

•	executive officers, directors and other affiliates would no longer be subject to any of the reporting requirements and restrictions of the Exchange Act, including the short-swing profit provisions of Section 16; and

•	executive officers, directors and other affiliates of the Company might be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.

Background to the Transaction

In early 2004, Bruce Bendell, the Chairman, President, Chief Executive Officer and Acting Chief Financial Officer of the Company and its largest shareholder, began considering that the Public Company Costs then substantially exceeded the Public Company Benefits.

On June 10, 2004, the Company issued a press release announcing that it had received a proposal letter contemplating a transaction pursuant to which an entity to be formed by Bruce Bendell would be merged into the Company for cash consideration of approximately $0.70 per share. The Company's Board of Directors formed a special committee of independent directors, consisting of Steven Hornstock and David Edelstein for the purpose of evaluating Mr. Bendell's offer.

On June 17, 2004, July 6, 2004, July 23, 2004 and August 16, 2004, the Company received letters from Bruce Bendell granting the Company additional time, until September 7, 2004, to consider the terms of the transaction proposed by Mr. Bendell in the letter dated June 9, 2004.

On July 16, 2004, the Company issued a press release announcing the retention by the special committee of the Board of Directors of the investment banking firm of Bryant Park Capital, Inc. ("BPC") and the law firm of McDonald Carano Wilson LLP to assist it in assessing Mr. Bendell's proposal. On August 20, 2004, the special committee met to discuss items needed by BPC in order to effectively render an opinion on Mr. Bendell's offer. On August 27, 2004, the special committee met to discuss conversations with BPC regarding the fairness of Mr. Bendell's offer. On September 7, 2004, due to the increase in the market price of the Company's Common Stock, which for the prior thirty trading days had had an average closing sales price of $0.95 per share, Mr. Bendell allowed his proposal, as extended, to expire.

In the Spring of 2005, the ongoing preparation of the Company's Annual Report on Form 10-K and the impending implementation of the rules and regulations under the Sarbanes Oxley Act again brought the cost/benefit analysis of being a public company to the attention of the Board of Directors. On May 16, 2005, the Board of Directors created the Special Committee, comprised of independent directors Alan Pearson, as Chairman of the Special Committee, David Edelstein and Steven Hornstock. Each of these directors has been deemed independent by the Board of Directors as independence is defined in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Exchange Act. The Special Committee was given the authority to evaluate the fairness of a going private transaction as well as the desired transaction structure, terms and conditions of any such going private transaction.

At a meeting of the Special Committee held on May 26, 2005, the Special Committee discussed, for the first time, the issue of taking the Company private. The Special Committee reviewed the status of the proposal by Bruce Bendell, contemplating a "going private" transaction by means of either a reverse stock split or an odd-lot tender offer. The Special Committee discussed the reasons for taking the Company private, among them the continued significant Public Company Costs and the lack of any meaningful trading market for the Company's securities and the Company's subsequent inability to use its securities as a component of the purchase price for future acquisitions. Counsel to the Company provided the Board of Directors with an analysis delineating the advantages and disadvantages of various alternative transaction structures for taking the Company private. The Special Committee reviewed the benefits and drawbacks of each method and the mechanics involved. After a discussion of the continued costs of remaining a public company, including the increased costs thereof which the Company would be required to bear in connection with compliance under the Sarbanes Oxley Act, in light of the lack of any need or desire to use the public market to raise capital and the relative illiquid trading market for the Company's Common Stock, the Special Committee determined that it was in the best interests of the Company to become a private company and to begin the process of deregistering its securities from the reporting requirements imposed by the SEC. The members of the Special Committee proceeded to discuss the need of obtaining a financial advisor to render a valuation of the Company in connection with the going private transaction and decided to contact a number of advisors to inquire as to the cost of preparing such a valuation for the Company.

In determining the number of shares needed to remain owned in order to remain a shareholder after the Transaction, the Special Committee's primary consideration was how to best achieve the goal of becoming a non-SEC reporting company by reducing the number of our record shareholders to a number below 300. In achieving that goal, the Special Committee sought to reach an optimal threshold that would result in cashing out enough shareholders to provide us with some assurance that we will continue to remain under the 300 threshold in the future without cashing out so many shareholders that we needlessly increased the cost of the Transaction. The Special Committee determined that setting a benchmark under 1,000 shares was too low because, although there would be fewer than 300 record shareholders if a transaction was completed at a lower level, we could not be certain of the number of shares held in "street name" that would ultimately be cashed out in the Transaction. The Special Committee wanted to ensure that there would not be a large number of such shares which in the future could be listed into record ownership and thus cause the Company to again be subject to the reporting and other obligations of the Exchange Act. In the Special Committee's view, ratios above 1,000 would result in more than an adequate number of shareholders being cashed out while needlessly increasing the cost of the Transaction. Based on this analysis, the Special Committee determined 1,000 shares as the minimum number of shares required to remain as a record shareholder. This number was selected because it represented a cut-off among shareholders that would likely sufficiently reduce the shares outstanding so that our reporting obligation would not be again invoked in the near future, even if continuing shareholders who hold their shares in street name transfer ownership of their shares into their record names. At the same time, this would result in a relatively moderate number of shares (estimated at this meeting to be approximately 301,000, or approximately 3.3% of our outstanding shares at the time of the meeting) being cashed-out in the Transaction.

On June 20, 2005, after the members of the Special Committee contacted various financial advisors in connection with obtaining a valuation of the Company, the Special Committee approved the engagement of Empire Valuation Consultants, LLC ("Empire") for the purpose of obtaining a valuation of the Company in connection with the going private transaction. Over the next several weeks, members of the Special Committee met telephonically with representatives of Empire to inquire about and discuss the data obtained by Empire, the manner of how it was obtained, the methodologies being used by Empire, the reasons for their selection and why other methodologies were rejected and the reasons for the weightings of the various methodologies used.

At a meeting of the Special Committee of the Company held on September 14, 2005, the Special Committee discussed the preliminary findings of Empire with respect to the fair value of the Common Stock, which at that time it determined to be approximately $1.65 per pre-split share. Shortly thereafter, the market price of the Common Stock rose unexpectantly from $1.08 on September 14th to as high as $1.79 on September 20th, which caused Empire to re-evaluate its findings. On October 3, 2005, based upon its evaluation of the Company and its preparation of its fairness opinion, Empire orally provided the Special Committee with a valuation of the Company's Common Stock. See "— Fairness of the Proposed Transaction" below for further discussion of how Empire determined the Transaction Price. On October 7, 2005, the Special Committee met again to discuss the revised findings of Empire with respect to the fair value of the Common Stock, which Empire determined to be between $1.90 and $1.95 per pre-split share and the Special Committee resolved that the proposed Transaction was fair to the Company's unaffiliated stockholders and that it be approved at $1.90 per share based upon Empire's valuation and sent to the full Board of Directors for its approval. The 1,000-to-1 ratio was determined by the Special Committee without any recommendation on the part of Empire and remained unchanged once it was determined by the Special Committee.

At a meeting of the Board of Directors of the Company held immediately after the meeting of the Special Committee, the Board of Directors, including Bruce Bendell, discussed the valuation of the Company's Common Stock and the cash required to effect the Transaction and unanimously determined that the Transaction was fair to the Company's unaffiliated stockholders and to proceed with the Transaction and to send the Transaction to the stockholders of the Company for their approval. Such approval by the Board of Directors was made by a majority of directors who are not employees of the Company. In determining the Transaction Price, the Board of Directors considered the following methods of valuation: the valuation and fairness opinion from Empire, the current and historical market prices of the Common Stock, historical earnings and future earnings prospects and general economic conditions as they relate to market prices of dealerships in the New York metropolitan area, as well as the findings of the Special Committee. The Board of Directors considered the weight of the various factors based on what it believed was important and most accurate. The Board of Directors gave the greatest weight to the valuation and fairness opinion of Empire. As four of the five members of the Board of Directors are non-employee directors, the Company believes that the Board fulfilled its fiduciary obligations to the unaffiliated stockholders in approving and recommending the Transaction. See "— Fairness of the Transaction" below for further discussion of how the Special Committee and the Board of Directors determined the Transaction Price.

Fairness of the Transaction

In order to provide a fair consideration of this going private transaction, the Board of Directors created the Special Committee consisting of independent, non-employee directors Alan Pearson, David Edelstein and Steven Hornstock. The Special Committee was given the authority to evaluate the fairness of a going private transaction as well as the desired transaction structure, terms and conditions of any such going private transaction.

Messrs. Pearson, Edelstein and Hornstock are independent directors as defined in NASD Rule 4200(a). None of them is currently, nor has ever been, employed as an officer or employee of the Company or held any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Special Committee has fully reviewed and considered the terms, purpose, alternatives and effects of the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the affiliated and unaffiliated stockholders of the Company, including stockholders who will receive cash in lieu of fractional shares and the Continuing Stockholders who will remain stockholders of the Company after the Transaction. After studying the Transaction and its anticipated effects on our stockholders, the Special Committee and, upon the recommendation of the Special Committee, the Board of Directors and Bruce Bendell, each unanimously approved the Transaction and deemed it procedurally and substantively fair to all of the Company's affiliated and unaffiliated stockholders and to the Company.

The Special Committee also considered certain factors related to the analyses of Empire in determining the fairness of the Transaction to all of our unaffiliated stockholders, including:

Going concern value.    The Special Committee considered the going concern value of the Company. The going concern approach to value is based on the assumption that the Company continues as an operating entity subsequent to the consummation of the Transaction and does not liquidate. Empire stated the going concern approach is both pertinent and appropriate in determining the fair value of the shares held by the Cashed Out Stockholders. Empire used the going concern approach to value in computation of both its Guideline Company Analysis and Market Capitalization Analysis discussed in further detail below. The Special Committee expressly adopted the analysis of Empire concerning the going concern value of the Company.

Book value Book value of the Company is included in Empire's analysis of the fairness of the Transaction as Empire used a market value of invested capital to book value of invested capital multiple as part of its Guideline Company Analysis, as described in more detail below. The Special Committee agreed that this was an appropriate measure of value which should be used in the determination of the fairness of the Transaction. The Special Committee expressly adopted the analysis of Empire concerning the book value of the Company.

Current and Historical Market Prices.    Analysis of the current and historical market prices of the Company's Common Stock are included in Empire's computation of both its Guideline Company Analysis and Market Capitalization Analysis discussed in further detail below. The Special Committee expressly adopted the analysis of Empire concerning the current and historical market prices of the Company's Common Stock.

You can read more about Empire's analysis under the section entitled "Fairness of the Transaction — Opinion of Financial Advisor" in this Proxy Statement.

Liquidation value.    Neither the Special Committee nor Empire considered the liquidation value of the Company in determining the substantive fairness of the Transaction. The Special Committee considers the Company's business to be a viable going concern, views the range at which our stock publicly trades as an indication of our value as a going concern, and does not consider the Company's liquidation value to be a relevant measure of valuation. Going concern value is based on the Company's ability to generate income, while liquidation value is primarily based on the net realizable value of the Company's assets. The Special Committee believes that the liquidation value was deemed unlikely to equal or exceed the going concern value, as the Company's value based on its earnings capacity was deemed greater than the net value of the Company's assets (if sold individually) calculated using a liquidation methodology. Further, the liquidation value was not considered as the Company had no intent to liquidate its assets. The Special Committee believes that, because the Company is a viable going concern, its liquidation value would be significantly lower than its valuation as a going concern and would therefore not provide a useful valuation methodology in determining the substantive fairness of the Transaction. As a result, an appraisal of our assets to determine or estimate the Company's liquidation value was not conducted as part of the Special Committee's evaluation of the Transaction.

Other Considerations.    The Company has neither purchased any shares of its Common Stock nor received any firm offers from any unaffiliated third party to (i) merge or consolidate with or into the Company, (ii) purchase or otherwise transfer a substantial part of the Company's assets or (iii) purchase an amount of the Company's Common Stock which would enable a holder to exercise control of the Company. Accordingly, these types of transactions had no bearing on the determination of the fairness of the Transaction. Bruce Bendell purchased an aggregate of 337,508 shares of the Company's Common Stock on January 11, 2005 at a price of $0.78 per share in a negotiated sale. This purchase was not independently considered in Empire's analysis of the fairnesss of the Transaction nor was it considered by the Special Committee, the Board of Directors or Bruce Bendell in determining the fairness of the Transaction.

The Special Committee determined that the primary additional factor supporting the fairness of the Transaction to those unaffiliated stockholders who will be continuing stockholders of the Company is the cost reduction anticipated to result from the Transaction. Stockholders who continue to hold an equity interest in the Company will benefit from the future cost savings expected to be realized from the termination of our public company status, estimated to be not less than $1,300,000 annually before taxes.

The Special Committee determined that certain additional factors supported the fairness of the Transaction to those unaffiliated stockholders whose shares will be cashed out, including:

•	Immediate cash payment. Those stockholders who own less than 1,000 shares of our pre-split Common Stock will receive an immediate cash payment of $1.90 per pre-split share and will not pay the commissions that such stockholders would have to pay if they attempted to sell their shares in the open market.

•	Current and historical market prices for our Common Stock. The proposed transaction price of $1.90 per pre-split share of Common Stock compares favorably to the sale prices of our Common Stock over the past 12 months, as well as to the sale price of our Common Stock prior to the public announcement of the Transaction on October 14, 2005. The $1.90 transaction price represents a premium of 81% and 48% over our Common Stock's closing sales price for the 12-month and 30-day periods, respectively, immediately preceding the announcement of the Transaction. As discussed above, in addition to receiving a premium to the trading price of our Common Stock on any shares cashed out as a result of the Transaction, such stockholders will achieve liquidity without incurring brokerage costs.

•	Undiscounted Price. The proposed transaction price of $1.90 per pre-split share does not include any discrete discount for the lack of liquidity of our Common Stock or for the minority status of the shares of our Common Stock owned by unaffiliated stockholders.

The Special Committee determined that certain additional factors supported the fairness of the Transaction to all of our unaffiliated stockholders, including:

•	Purchases to continue stock ownership. Stockholders may, depending on the availability of shares for purchase and the number of shares they currently hold, elect to remain stockholders of the Company by acquiring sufficient additional shares so that they will hold at least 1,000 shares of Common Stock in their account immediately prior to the Transaction, which allows them a measure of control in the decision to remain stockholders after the Transaction is effected or to receive cash consideration offered in connection with the Transaction.

•	Sales or transfers to discontinue stock ownership. Stockholders who would otherwise retain an equity interest in the Company after the completion of the Transaction may, depending on the demand for their shares, have a measure of control as to whether they will retain an interest in the Company by selling or transferring shares of Common Stock prior to the effectiveness of the Transaction to bring their equity interest to below 1,000 shares, and, therefore, be in a position to be cashed out pursuant to the Transaction. However, stockholders contemplating such sales or transfers should note that the Board reserves the right, in its discretion, to abandon the Transaction prior to the proposed Effective Date if it determines that abandoning the Transaction is in the best interests of the Company.

•	No firm offers to acquire control of the Company. We have not received, during the past two years, any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in control of the Company, other than the offer of Bruce Bendell as described above in "Background of the Transaction".

•	Stockholder rights. The Transaction will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Transaction.

Procedural Fairness:

The Special Committee determined not to condition the approval of the Transaction on approval by a majority of unaffiliated stockholders for several reasons. First, the Special Committee believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the Transaction because 63% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Transaction and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Transaction. In addition, based on information available to us, approximately 88% of our holders hold fewer than 1,000 shares of our Common Stock. Due to the small number of shares that they hold, the Special Committee believes that these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The Transaction is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Special Committee also was advised that the vote of a majority of unaffiliated shareholders was not required under Nevada law.

No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Transaction or preparing a report covering the fairness of the Transaction was retained by us or the Special Committee. The Special Committee determined that an unaffiliated representative was not necessary to ensure the procedural and substantive fairness of the Transaction because it believed that there was sufficient representation in the decision-making at the Special Committee and Board levels to protect the interests of unaffiliated stockholders. The Special Committee consists of three independent directors and it retained its own financial advisor. The Special Committee believes that it conducted a complete and thorough evaluation of the proposed Transaction. Moreover, the Special Committee received an opinion from the financial advisor it retained that, as of the date of the opinion, the per share cash consideration payable to Cashed Out Stockholders is fair, from a financial point of view. In addition, both our Board of Directors and the Special Committee took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held 1,000 shares or more or held fewer than 1,000 shares and believed that the expense of separate representatives and advisors for each of these classes would have been cost prohibitive. Our Board of Directors, the Special Committee and Bruce Bendell view the fairness opinion provided by the financial advisor, and the other matters discussed in this Proxy Statement, as affording adequate procedural safeguards to our stockholders, both Cashed Out Stockholders and Continuing Stockholders, without the expense of multiple financial or legal advisors.

We have not made any provision in connection with the Transaction to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated stockholders' access to our corporate files, the Special Committee determined that this Proxy Statement, together with our other filings with the Securities and Exchange Commission, provide adequate information for unaffiliated stockholders with respect to the Transaction. The Special Committee also considered the fact that under Nevada corporate law, and subject to certain conditions set forth under Nevada law, stockholders have the right to review our relevant books and records of account.

Our Special Committee and our Board of Directors did not consider the steps discussed above necessary to ensure the fairness of the Transaction. It was determined that these steps would be costly and would not provide any meaningful additional benefits. The Special Committee invoked procedural safeguards by its engagement of Empire not only to render an opinion as to the fairness, from a financial point of view, of the Transaction to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be Continuing Stockholders of the Company, but first to determine independently the fair value of our pre-split shares. While Empire expresses no opinion as to the fairness of the Transaction to our Continuing Stockholders, the Special Committee relied significantly on the independent determination of Empire of the price at which shares of pre-split Common Stock would be cashed out in the Transaction to conclude that the Transaction is procedurally fair to the stockholders who would remain stockholders after the Transaction. The Special Committee, our Board of Directors and Bruce Bendell determined that the ability of stockholders to elect to continue as a stockholder or be cashed out through the acquisition or liquidation, respectively, of shares of Common Stock affords the Transaction the element of procedural fairness. See "— Advantages of the Transaction" below.

The conclusions of the Board of Directors and Bruce Bendell concerning the procedural fairness of the Transaction are based upon the analyses, conclusions and recommendations of the Special Committee, which the Board and Mr. Bendell have specifically adopted, and the delivery of the opinion of Empire that, as of the date of the opinion, the per share cash consideration payable to the Cashed Out Stockholders is fair, from a financial point of view. The Board of Directors and Bruce Bendell have determined that the analyses and conclusions of the Special Committee regarding the procedural fairness of the Transaction represent their own individual analyses and conclusions regarding the procedural fairness of the Transaction.

Our Board of Directors, the Special Committee and Bruce Bendell each believe that the Transaction is in the best interests of, and is procedurally fair to, our unaffiliated stockholders, including both those stockholders who will have the right to receive cash for their holdings as a result of the

Transaction Split and those who will remain stockholders after the Transaction Split, notwithstanding the absence of an unaffiliated stockholder representative or unaffiliated stockholder approval requirement.

Substantive Fairness:

Each of the Board of Directors, the Special Committee and Bruce Bendell considered the factors below, in addition to the factors listed above relating to the analysis of Empire in determining the fairness of the Transaction, in reaching their conclusion as to the substantive fairness of the Transaction to our unaffiliated stockholders, including both those stockholders who will have the right to receive cash for their holdings as a result of the Transaction and those who will remain stockholders after the Transaction. Neither our Board of Directors, the Special Committee nor Bruce Bendell assigned specific weight to the following factors in a formulaic fashion, but each did place special emphasis on the opportunity for minority stockholders to sell their holdings at a premium, as well as the significant cost and time savings for the Company, which they believe indirectly benefit the Continuing Stockholders.

In evaluating the fairness of the Transaction with respect to unaffiliated stockholders in particular, the Special Committee noted that the Transaction would not differentiate between affiliated stockholders and unaffiliated stockholders on the basis of affiliate status. The sole determining factor in whether a stockholder will become a Cashed Out Stockholder or a Continuing Stockholder as a result of the Transaction is the number of shares of Common Stock held by such stockholder as of the effective time of the Transaction. The Special Committee also noted, as described in greater detail in the section below entitled "Fairness of the Transaction — Advantages of the Transaction — No material change in percentage ownership of Continuing Stockholders," that the percentage ownership of Continuing Stockholders, whether affiliated or unaffiliated, will be approximately the same as it was prior to the Transaction. The Special Committee, our Board of Directors and Bruce Bendell determined that since the Transaction will not differentiate between affiliated stockholders and unaffiliated stockholders on the basis of affiliate status, the Transaction affords the element of substantive fairness. See "— Advantages of the Transaction" below.

The conclusions of the Board of Directors and Bruce Bendell concerning the substantive fairness of the Transaction are based upon the analyses, conclusions and recommendations of the Special Committee, which the Board and Mr. Bendell have specifically adopted, and the delivery of the opinion of Empire that, as of the date of the opinion, the per share cash consideration payable to the Cashed Out Stockholders is fair, from a financial point of view. The Board of Directors and Bruce Bendell have determined that the analyses and conclusions of the Special Committee regarding the substantive fairness of the Transaction represent their own individual analyses and conclusions regarding the substantive fairness of the Transaction.

Advantages of the Transaction:

(1)	Opportunity for unaffiliated stockholders holding less than 1,000 shares of Common Stock to sell holdings at a premium to the current market trading price and without incurring brokerage commissions.

In connection with the Transaction, the Special Committee determined that the fair price for this transaction to Cashed Out Stockholders is $1.90 per pre-split share. The $1.90 cash out consideration represents a (i) 46% premium over the closing price for the Common Stock on October 7, 2005 (the most recent practicable date prior to the announcement of the Transaction) which was $1.30 per share; (ii) a 48% premium over the average sale price of the Common Stock over the 30 trading days prior to and including October 7, 2005, which was $1.28 per share; (iii) a 81% premium over the one year average sale price of the Common Stock, which was $1.05 per share; and (iv) a 108% premium over the three year average sale price of the Common Stock, which was $.91 per share. The Special Committee recommended to the Board of Directors that $1.90 per pre-split share be the appropriate cash out price, and the Board of Directors and Bruce Bendell each adopted such recommendation in setting the cash out price at $1.90, because in the business judgment of the directors and Bruce Bendell in evaluating the cash out consideration, such price represented fair consideration.

The Special Committee and, upon the recommendation of the Special Committee, the Board of Directors and Bruce Bendell believe this consideration is fair to the unaffiliated Cashed Out Stockholders. The Special Committee determined the Transaction is fair to Cashed Out Stockholders in part because it provides them an opportunity to liquidate their holdings at a fair price without brokerage commissions. After considering the recommendation of the Special Committee regarding the independent valuation and the Special Committee's determination of the price to be paid to Cashed Out Stockholders, the Board of Directors and Bruce Bendell each accepted the Special Committee's recommendation as the consideration to be paid in connection with the Transaction because this consideration provides a fair price and allows the Cashed Out Stockholders to immediately receive the cash value of their investment in the Company without having to incur transaction costs.

The following table summarizes certain indications of value, including the aforementioned current and historical market prices of the Common Stock, each as defined above. The column labeled "Percentage Premium" indicates the percentage premium that the $1.90 cash out consideration represents in relation to the applicable indication of value. The Company's net book value per share is discussed in greater detail below.

Value	Dollar Amount	Percentage Premium
Current Market Price Prior to Announcement of the Transaction	$1.30	46%
Thirty Day Average Market Price	1.28	48%
One-Year Average Market Price	1.05	81%
Three-Year Average Market Price	0.91	109%
Net book value per share at September 30, 2005	1.41	33%

(2)	Significant cost and time savings for the Company.

By reducing the number of stockholders of record to less than 300 and deregistering the Common Stock under the Exchange Act, we expect to save (i) approximately $1,300,000 per year in professional fees and expenses that we have historically incurred in connection with the preparation and filing of reports required by the Exchange Act, and (ii) approximately $175,000 in one-time expenses that otherwise would have been incurred in fiscal 2006 in connection with compliance with the internal control audit requirements of Section 404 of Sarbanes-Oxley. The termination of reporting obligations will also alleviate a significant amount of time and effort previously required of our executive officers to prepare and review these ongoing reports and filings. See "Reasons for the Transaction" for a more detailed discussion of these cost savings.

(3)	Ability to control decision to remain a holder of Common Stock or liquidate Common Stock.

Another factor considered by the Special Committee in determining the fairness of the Transaction to unaffiliated stockholders is that current holders of fewer than 1,000 shares of Common Stock may elect to remain stockholders of the Company following the Transaction by acquiring additional shares so that they own at least 1,000 shares of the Common Stock immediately before the Transaction. Conversely, stockholders that own 1,000 or more shares of Common Stock who desire to liquidate their shares in connection with the Transaction at the premium price offered may reduce their holdings to less than 1,000 shares by selling or transferring shares prior to the Transaction. The Special Committee and, upon the recommendation of the Special Committee, the Board of Directors consider the structure of the going private transaction to be fair to unaffiliated stockholders because it allows them a measure of control over the decision of whether to remain stockholders after the Transaction or to receive the cash consideration offered in connection with the Transaction. While the trading market for the Company's shares of Common Stock has historically been limited, the Special Committee believed that with the relatively small number of shares affected by the Transaction there would be sufficient trading volume to enable stockholders wishing to either remain as stockholders of the Company or to take advantage of the cash-out provisions of the Transaction to either sell or buy additional shares to effectuate such desire.

(4)	No material change in percentage ownership of Continuing Stockholders.

Because only an estimated 300,976 out of 9,222,228 shares of the Common Stock will be eliminated as a result of the Transaction, the percentage ownership of Continuing Stockholders will be approximately the same as it was prior to the Transaction. For example, Bruce Bendell beneficially owns approximately 48% of the outstanding Common Stock and will beneficially own approximately 49% of the Common Stock following completion of the Transaction. Mr. Bendell together with our officers and directors currently beneficially own approximately 49% of the outstanding Common Stock and will beneficially own approximately 51% of the Common Stock following completion of the Transaction. While Mr. Bendell will be able to significantly influence decisions of the Company due to his stock ownership, he will not own more than fifty percent of the outstanding Common Stock of the Company after the Transaction. However, since Mr. Bendell has been and will continue to be the sole executive officer of the Company, he will be in the continued position of being able to direct the operations of the Company and Continuing Stockholders will have to continue to rely upon Mr. Bendell in the management of the Company. We believe that structuring the Transaction in a manner that preserves the approximate percentage ownership of the Continuing Stockholders, whether affiliated or unaffiliated, supports the fairness of the Transaction to the unaffiliated stockholders.

Disadvantages of the Transaction:

(1)	Substantial or complete reduction of public sale opportunities.

Following the Transaction, and the subsequent deregistration of the Common Stock under the Exchange Act, we anticipate that the public market for shares of Common Stock will be substantially reduced or eliminated altogether. Stockholders of the Company likely will no longer have the option of selling their shares of Common Stock in a public market. While shares may be listed in the "pink sheets," any current public market for the Common Shares likely will be highly illiquid after the suspension of our periodic reporting obligations.

(2)	Termination of publicly available information.

Upon terminating the registration of the Common Stock under the Exchange Act, our duty to file periodic reports with the SEC will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated the registration of the Common Stock. Upon our suspension of filing reports with the SEC, investors seeking information about us will have to contact us directly to receive such information. We cannot assure you that we will provide the requested information to an investor. While the Board of Directors and the Special Committee acknowledge the circumstances in which such termination of publicly available information may be disadvantageous to our stockholders, they believe that the overall benefits to the Company of no longer being a public reporting company substantially outweigh the disadvantages thereof, and, accordingly, the Company believes that the Transaction is in the best interests of the Company.

(3)	Possible significant decline in the value of the Common Stock.

Because the limited liquidity for the shares of Common Stock (as described in paragraph (1) above), the termination of the Company's obligation to make public financial and other information expected to result following the Transaction and the deregistration of the Common Stock under the Exchange Act (as described in paragraph (2) above), and the diminished opportunity for stockholders of the Company to monitor the management of the Company due to the lack of public information, Continuing Stockholders may experience a significant decrease in the value of their shares of Common Stock.

(4)	Inability to participate in any future increases in value of Common Stock.

Cashed Out Stockholders will have no further financial interest in the Company with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares. The Special Committee determined that this factor does not make the Transaction unfair to unaffiliated stockholders because those unaffiliated stockholders who wish to remain stockholders after the Transaction can do so by acquiring additional shares so that they own at least 1,000 shares of Common Stock immediately before the Transaction.

The Special Committee and, upon the recommendation of the Special Committee, the Board of Directors and Bruce Bendell, believe that the factors mentioned above, when viewed together, support a conclusion that the Transaction is fair to the Company's unaffiliated stockholders because under the proposed Transaction, Cashed Out Stockholders will receive an amount per share of Common Stock which represents a premium over current and historical market prices of the Common Stock. Unaffiliated stockholders will have some control over whether they remain stockholders after the Transaction by acquiring additional shares so that they own at least 1,000 shares of Common Stock immediately before the Transaction. Those unaffiliated stockholders who continue as stockholders following the Transaction will maintain approximately the same percentage ownership that they had prior to the Transaction. The potential loss of liquidity in shares of Common Stock does not appear to be a significant loss given the relatively low trading volume of the Common Stock. Furthermore, the Special Committee and, upon the recommendation of the Special Committee, the Board of Directors and Bruce Bendell believe that any disadvantages associated with the reduction in public information available regarding our operations and financial results will be offset by the savings in costs and management time expected to be realized from termination of our public reporting obligations.

We have not structured the Transaction to require the separate approval of at least a majority of our unaffiliated stockholders. The Board of Directors appointed the Special Committee of independent directors to determine if the Company should deregister its Common Stock, and if so, to determine the most appropriate method to do so and to determine the fair market value of the Common Stock because such procedures tend to ensure the fairness and integrity of a going private transaction.

The conclusions of the Board of Directors and Bruce Bendell regarding the procedural and structural fairness of the Transaction are based upon the analyses, conclusions and recommendations of the Special Committee, which the Board of Directors and Bruce Bendell have each specifically adopted, and the delivery of the opinion of Empire that, as of the date of the opinion, the per share cash consideration payable to the Cashed Out Stockholders is fair, from a financial point of view. The Board of Directors and Bruce Bendell have each determined that the analyses and conclusions of the Special Committee regarding the procedural fairness of the Transaction represent their own individual analyses and conclusions regarding the procedural fairness of the Transaction.

Valuation and Fairness Opinion of Financial Advisor

The Special Committee retained Empire to act as exclusive financial advisor to the Special Committee and requested that Empire evaluate the fairness, from a financial point of view, of the Transaction. On October 7, 2005, at a meeting of the Special Committee, the Committee reviewed the valuation of Empire and oral opinion to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the Transaction with fractional share consideration of between $1.90 and $1.95 per pre-split share would be fair, from a financial point of view, to the holders of the Company's Common Stock. At a meeting of the Board of Directors of the Company on October 7, 2005 members of the Special Committee made a recommendation to the Board to submit a proposal to the Company's stockholders whereby the Company would amend its Articles of Incorporation through the filing of a Certificate of Change Pursuant to NRS 78.209 to effectuate the Reverse Stock Split and would immediately thereafter amend its Articles of Incorporation through the filing of a Certificate of Change Pursuant to NRS 78.209 to effectuate the Reverse Stock Split in order to effectuate the Transaction. With respect to any Cashed Out Stockholders, the price for the Cashed Out Stockholders would be $1.90 per pre-split share. This opinion was confirmed by delivery of a written opinion dated October 10, 2005.

In arriving at its opinion, Empire:

•	reviewed the preliminary Proxy Statement of the Company;

•	reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company from published sources and from the internal records of the Company;

•	conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook the Company;

•	visited certain facilities and the business offices of the Company;

•	reviewed current and historical market prices and trading activity of the Common Stock of the Company and its guideline companies;

•	compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded;

•	researched and found no guideline transactions similar enough to the Company to do an effective analysis;

•	Analyzed relevant automotive industry analyst reports;

•	Analyzed economic, industry, and market related data, factors, and outlooks;

•	Conducted valuation analyses related to the forecasted financial performance for the Company; and

•	Analyzed the Company's market capitalization.

The sources for industry information and other economic/financial data used in this analysis included documents filed with the SEC; analysts' reports from Reuters; Prudential Equity Group, LLC; Yahoo!© Finance (an on-line database of financial information); Value Line; Ibbotson Associates, Inc.; Standard & Poor's ("S&P") Industry Surveys; Mergerstat; NADA Services Corp.; Plunkett's Automobile Industry Almanac; Crain's Automotive News; The Wall Street Journal; as well as various other industry and economic sources. Further, Empire reviewed the economic trends and conditions in the New York City metropolitan area and the automotive industry in general.

In rendering its opinion, Empire considered such other information and conducted such other financial studies, analyses and investigations as it deemed appropriate under the circumstances. In connection with the review, Empire relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to it by the Company or otherwise reviewed by them. Empire did not independently verify the accuracy or completeness of such information. They did not make or obtain any independent evaluations or appraisals of any of the properties, assets or liabilities (contingent or otherwise) of the Company. In addition, neither the Company nor the Special Committee authorized Empire to solicit any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. The Special Committee was aware of no specific factors that did not support the fairness opinion obtained from Empire and Empire did not perform any analysis that did not support its fairness opinion.

Empire expressed no view as to, and its opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any transaction in which the Company might engage. Empire did not express any opinion as to the prices or price ranges at which the Company's Common Stock has traded or may trade in the future. The fractional share consideration was determined by the Special Committee based, in part, on discussions and analysis of Empire. No other instructions or limitations were imposed by the Company on Empire with respect to the investigations made or procedures followed by it in rendering its opinion.

THE FULL TEXT OF EMPIRE VALUATION CONSULTANTS, LLC'S WRITTEN OPINION DATED OCTOBER 10, 2005, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS ANNEX D AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. EMPIRE VALUATION CONSULTANTS, LLC'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE TRANSACTION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED TRANSACTION OR ANY OTHER MATTER BEING VOTED UPON BY THE COMPANY'S STOCKHOLDERS. THE SUMMARY OF EMPIRE

VALUATION CONSULTANTS, LLC'S OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In preparing its opinion, Empire performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Empire believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Empire considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion but relied upon no specific assumptions relating thereto, other than the assumption that certain "employee pricing" sales plans of certain automobile manufacturers would not continue in the future. Many of these factors are beyond the control of the Company. No company, transaction or business used in those analyses as a comparison is identical to the Company or the proposed Transaction, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

The estimates contained in Empire's analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

Empire's opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the Transaction and should not be viewed as determinative of the views of the Special Committee, Board or management with respect to the fractional share consideration or the proposed Transaction.

The following is a summary of the material financial analyses that Empire performed in connection with the rendering of its opinion dated October 10, 2005. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THESE FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF EMPIRE VALUATION CONSULTANTS, LLC'S FINANCIAL ANALYSES.

General.    Because the Company's Common Stock is publicly traded, Empire considered the per share value ascribed to it by the public markets. Accordingly, Empire analyzed the Company's historical Common Stock price, trading volume, and analyst coverage relative to other companies operating in similar industries. As of October 7, 2005, the Company's Common Stock closed at a price of $1.30 per share. The average daily trading volume of the Company's Common Stock for the 30-day, six month, nine month and one year periods preceding October 7, 2005 was approximately 6,670 shares, 3,217 shares, 4,747 shares and 4,701shares, respectively. Thus, the average daily liquidity of the Company's Common Stock was less than $8,700 in each of these periods based on the closing price on October 7, 2005. Furthermore, the Company is not actively followed by securities analysts. Based upon the aforementioned characteristics, Empire concluded that the market price of the Company's Common Stock may not fully reflect the underlying value of the Company's Common Stock as an actively traded public stock. Accordingly, Empire performed a fundamental valuation of the Company using various methods to evaluate the fairness of the Transaction from a financial point of view. However, in performing its fundamental valuation, Empire considered the Company's publicly traded price per share as one indication of value among several others analyzed and described in this Proxy Statement.

Guideline Company Analysis:    The goal of a review of publicly traded companies is to determine the value which financial markets place on characteristics common to the guideline public companies and the Company under study.

Typically, the public market will price equity securities off their earnings potential and/or dividends paid. As noted, the objective of the guideline company method is to identify other public companies whose business and financial risks and, therefore, earnings potential and/or dividend-paying capacity, are comparable to those of the Company being valued. Price-to-earnings ratios, or other similar ratios, of these public companies can then be used to derive a price for the shares of the company under study. When computing an estimate of fair value, the selected valuation multiples of the guideline companies are not usually utilized without some quantitative adjustment. The adjustment incorporates any difference in perceived business and financial risks associated with the subject company relative to the risks of the guideline companies.

Since equity markets are specifically interested in the future residual profits accruing to shareholders, the objective in conducting this search was to find public companies which could be used to establish valuation guidelines for the company under study. Companies whose markets, customer bases, operations, and financial condition which were sufficiently similar to those of the Company were examined in order to derive a reasonable estimate of the fair value of the Company's Common Stock.

Selection Criteria: A search was conducted for publicly traded companies classified in Standard Industrial Classification ("SIC") 5511: Retail — Motor Vehicle Dealers (New & Used) which were comparable to the Company using S&P's Research Insight (formerly known as Compustat). Further refinement of the selection criteria was as follows:

•	The company's common equity had to be actively traded on a United States ("U.S.") public market as of the Valuation Date, specifically, the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market System, or the OTC Bulletin Board;

•	The company had no preferred stock, or only a minor issue of preferred stock relative to its common stock;

•	The company's markets, operations, and types of products had to be similar to those of the Company;

•	Sufficient information was publicly available with which to perform a thorough analysis;

•	The company's adjusted earnings before interest expense, income taxes, depreciation, and amortization ("EBITDA") were positive for at least five years prior to the Valuation Date; and

•	The company was incorporated in the U.S.

From this search, five publicly traded companies were identified. Pricing for these companies was utilized to arrive at a value for the Company's total invested capital ("TIC"), i.e., both interest-bearing debt and equity.

Using publicly available information, the market values and trading multiples were analyzed for the Company and for the following five selected publicly traded companies in the automobile dealership industry:

•	United Auto Group, Inc. ("United Auto");

•	Lithia Motors, Inc. ("Lithia");

•	Group 1 Automotive, Inc.;

•	Sonic Automotive, Inc.; and

•	Hometown Auto Retailers, Inc. ("Hometown")

Derivation of Multiples:    While guideline companies seldom provide a perfect match with a closely held business, it must be remembered that the attempt is to examine that subject, as would an outside investor. Such an investor would typically look to variables of future dividends and capital appreciation. Payment of cash dividends or distributions does, of course, change the investor's income stream. The Company had no history of declaring and paying dividends as of the Valuation Date.

In selecting the appropriate pricing multiples for the Company's TIC, the information developed above was taken into consideration. All of these factors bear on the Company's business and financial risk relative to those of the guideline companies.

Appropriate market values as a multiple of, among other things, EBITDA, and total book value of invested capital ("BVIC"), were reviewed for the publicly traded companies listed above. All multiples were based on both the 5-day trading average and the 10-day trading average of the closing stock prices as of September 30, 2005. Next, a range of multiples implied by the selected companies were applied to five year average EBITDA, four year average EBITDA, three year average EBITDA, the trailing twelve months ("TTM") EBITDA, and BVCI for the Company.

Five-Day Pricing Average:    The market value of invested capital ("MVIC") to BVIC multiples for the five guideline companies using a five-day pricing average ranged from 0.98 times for Hometown to 1.27 times for United Auto. The MVIC to five year average EBITDA multiples for the five guideline companies using a five-day pricing average ranged from 5.13 times for Hometown to 10.97 times for Lithia. The MVIC to four year average EBITDA multiples for the five guideline companies using a five-day pricing average ranged from 4.99 times for Hometown to 10.10 times for Lithia. The MVIC to three year average EBITDA multiples for the five guideline companies using a five-day pricing average ranged from 4.94 times for Hometown to 9.44 times for Lithia. The MVIC to TTM EBITDA multiples for the five guideline companies using a five-day pricing average ranged from 4.62 times for Hometown to 8.30 times for Lithia.

Ten-Day Pricing Average:    The MVIC to BVIC multiples for the five guideline companies using a ten-day pricing average ranged from 1 time for Hometown to 1.26 times for United Auto. The MVIC to five year average EBITDA multiples for the five guideline companies using a ten-day pricing average ranged from 5.25 times for Hometown to 11.21 times for Lithia. The MVIC to four year average EBITDA multiples for the five guideline companies using a ten-day pricing average ranged from 5.11 times for Hometown to 10.33 times for Lithia. The MVIC to three year average EBITDA multiples for the five guideline companies using a ten-day pricing average ranged from 5.06 times for Hometown to 9.65 times for Lithia. The MVIC to TTM EBITDA multiples for the five guideline companies using a ten-day pricing average ranged from 4.73 times for Hometown to 8.48 times for Lithia.

The multiples used for the Company were chosen after considering the aspects previously described. It was deemed reasonable that the multiples selected are toward the low end of the ranges indicated above. Except for Hometown, the Company is smaller and its operations less geographically diverse than the other guideline companies. The Company's size and operations are most closely aligned to that of Hometown. It was therefore deemed reasonable to use 95% of Hometown's MVIC to EBITDA multiples for this analysis. A multiple of 1 times was deemed appropriate for the Company's MVIC to BVIC multiple. Therefore, the following multiples were selected to use for the Company using a five-day pricing average: (1) 1 times BVIC; (2) 4.88 times the five year average EBITDA; (3) 4.74 times the four year average EBITDA; (4) 4.70 times the three year average EBITDA; and (5) 4.39 times the TTM EBITDA. The following multiples were selected to use for the Company using a ten-day pricing average: (1) 1 times BVIC; (2) 4.99 times the five year average EBITDA; (3) 4.86 times the four year average EBITDA; (4) 4.81 times the three year average EBITDA; and (5) 4.49 times the TTM EBITDA. Using the selected multiples, the implied per share equity values for the Company using the guideline company method are shown below in Table I:

TABLE I
IMPLIED PER SHARE EQUITY VALUE USING THE GUIDELINE COMPANY METHOD

	5-day average price	10-day average price
BVIC	$1.31	$1.31
5 Year Average EBITDA	$1.90	$1.96
4 Year Average EBITDA	$1.68	$1.74
3 Year Average EBITDA	$1.80	$1.86
TTM Average EBITDA	$3.39	$3.49

It should be noted that none of the companies in the market analysis of selected public companies was identical to the Company and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed, and other factors that would affect the market values of comparable companies.

Guideline transactions were also sought for companies that were classified in SIC 5511 and comparable to the Company's business and operations, using the following online databases: Mergerstat via the Alacra online database; DoneDeals® Online; and Pratt's Stats™. Several transactions were found; however, the companies in the transactions reviewed were not in the same business as the Company, or there was insufficient public information available regarding the transaction to do an effective analysis. Therefore, this methodology was not used in valuing the Company.

Market Capitalization Analysis:    The Company's market capitalization and trading history were analyzed, as this information was available on the public market. As of September 30, 2005, the Company had 9,222,228 shares of common stock outstanding. At this date, the Company's five-day average closing trading price was $1.33, and its ten-day average closing trading price was $1.48. Multiplying the five-day average closing trading price of $1.33 per share by 9,222,228 shares outstanding calculates a market capitalization of $12,265,563. Multiplying the ten-day average closing trading price of $1.48 per share by 9,222,228 shares outstanding calculates a market capitalization of $13,648,897. However, this amount is representative of the marketable minority basis of the Company's common equity only. It does not take into consideration any potential adjustment for control.

As comparatively generic evidence, Mergerstat's® The Mergerstat Review 2005, was surveyed for premiums paid in control acquisitions of public companies. For all industries during the five years 2000 through 2004; the median premiums varied from 23% to 41%. Furthermore, consideration was given to information compiled by the Mergerstat 2nd Quarter 2005 Control Premium Study (the "Premium Study"), which also analyzed premiums paid in control acquisitions of public companies. This study reported that, between July 1, 2004 and June 30, 2005, the median premium paid by investors in 485 acquisitions equaled 24.1 % for all industries. There was not a sufficient sample of comparable automobile dealership transactions to determine an applicable industry-specific premium.

In order to derive a controlling interest value for the Company's aggregate equity, an adjustment over the previously-derived marketable minority value was considered. After reviewing these studies, an adjustment for control of 30% was deemed to be appropriate for the Company. Adding a 30% control adjustment to the aggregate marketable minority equity value of $12,265,563 using a five-day average closing trading price results in a marketable controlling interest equity value of $15,945,232, or a per share value of $1.73. Adding a 30% control adjustment to the aggregate marketable minority equity value of $13,648,897 using a ten-day average closing trading price results in a marketable controlling interest equity value of $17,743,566, or a per share value of $1.92.

Summary Conclusion:    Empire employed the guideline company and market capitalization methods as described above, and then weighted to each outcome in order to derive a range of values for the Company. It should be noted that the values attributable to the MVIC to BVIC and the MVIC to TTM EBITDA multiples were given a lower weighting. The value derived using the MVIC to BVIC multiple was given a lower weighting because the Company's value is primarily driven from its earnings capacity. The value derived using the MVIC to TTM EBITDA multiple was given a lower weighting because the Company did not expect to continue earning this level of income going forward.

TABLE II
VALUES DERIVED USING A FIVE-DAY AVERAGE CLOSING TRADING PRICE

Valuation Method	Implied Equity Value	Implied Per Share Equity Value	Weighting	Calculated Per Share Equity Value
Guideline Company – BVIC	$12,045,563	$1.31	10%	$0.13
Guideline Company – 5 Year Average EBITDA	$17,510,231	$1.90	20%	$0.38
Guideline Company – 4 Year Average EBITDA	$15,514,540	$1.68	20%	$0.34
Guideline Company – 3 Year Average EBITDA	$16,630,431	$1.80	20%	$0.36
Guideline Company – TTM EBITDA	$31,309,450	$3.39	10%	$0.34
Market Capitalization	$15,945,232	$1.73	20%	$0.35
Equity Value for Major	$17,500,000	$1.90

TABLE III
VALUES DERIVED USING A TEN-DAY AVERAGE CLOSING TRADING PRICE

Valuation Method	Implied Equity Value	Implied Per Share Equity Value	Weighting	Calculated Per Share Equity Value
Guideline Company – BVIC	$12,045,563	$1.31	10%	$0.13
Guideline Company – 5 Year Average EBITDA	$18,047,887	$1.96	20%	$0.39
Guideline Company – 4 Year Average EBITDA	$16,067,874	$1.74	20%	$0.35
Guideline Company – 3 Year Average EBITDA	$17,168,087	$1.86	20%	$0.37
Guideline Company – TTM EBITDA	$32,167,117	$3.49	10%	$0.35
Market Capitalization	$17,743,566	$1.92	20%	$0.38
Equity Value for Major	$18,000,000	$1.95

Summary.    The guideline company and market capitalization analyses, discussed above, resulted in an implied equity value per share in the range of $1.90 to $1.95.

Fee Arrangements.    Under the terms of its engagement, the Company agreed to pay Empire a retainer fee of $20,000 at the time Empire was retained by the Special Committee and a fee of $25,000 at the time Empire delivered its report and opinion dated October 10, 2005 relating to the Transaction. The Company has also agreed to reimburse Empire for its travel and other reasonable out-of-pocket expenses, including the reasonable fees and expenses of any legal counsel, and to indemnify Empire and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

In the ordinary course of business, Empire and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.

The Company selected Empire based on its experience, expertise and reputation. Empire is a nationally recognized independent valuation consulting firm that, as a customary part of its business, values business interests, financial securities, and intangible assets for estate, corporate, and other purposes.

In each of the last two years, in connection with the Company's annual audits for the years ended December 31, 2004 and 2003, Empire Valuation Consultants, LLC, pursuant to the requirements of Statement of Financial Accounting Standard No. 142, has performed valuation services and rendered its opinion in connection with the fair value of the goodwill as presented on the Company's balance sheets at each year-end. Such work indicated no impairment at December 31, 2003, and resulted in an impairment charge of approximately $8.1 million as the Company wrote down its goodwill at December 31, 2004. The Company paid Empire $12,000 for impairment testing services in connection with the 2003 audit of its financial statements and $30,000 for impairment testing and intangible asset analysis in connection with the 2004 audit of its financial statements.

THE MAJOR AUTOMOTIVE COMPANIES, INC.
43-40 Northern Boulevard
Long Island City, NY 11101

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Major Automotive Companies, Inc., a Nevada corporation, for use at the Special Meeting of stockholders to be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, NY 11553, at 3:00 p.m. (local time) on March 3, 2006, and at any adjournments or postponements of the Special Meeting, for the purposes set forth herein and in the attached notice of Special Meeting. Accompanying this Proxy Statement is the Board of Directors' proxy for the Special Meeting, which you may use to indicate your vote on the proposal described in this Proxy Statement. The definitive copies of this Proxy Statement and the accompanying proxy are intended to first be mailed to Company stockholders on or about February 14, 2006. For purposes of this Proxy Statement, the terms the "Company," "we," "us" and "our" refer to The Major Automotive Companies, Inc.

The principal executive offices of the Company are located at 43-40 Northern Boulevard, Long Island City, NY 11101, and the telephone number of the Company is (718) 937-3700.

PROPOSAL 1
AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
TO EFFECT A 1-FOR-1,000 REVERSE STOCK SPLIT AND A
1,000-FOR-1 FORWARD STOCK SPLIT OF THE COMMON STOCK

Purpose of the Special Meeting

At the Special Meeting, the stockholders are being asked to consider and act upon a going private transaction by means of a reverse stock split of the Company's issued and outstanding shares of Common Stock at a ratio of 1-for-1,000, followed immediately by a 1,000-for-1 forward stock split of shares of Common Stock (the "Transaction"). As a result of the Transaction, (a) each share of the Company's Common Stock held by a stockholder holding fewer than 1,000 shares immediately before the effective time of the Transaction will be converted into the right to receive $1.90 in cash; and (b) each share of Common Stock held by a stockholder owning 1,000 or more shares immediately before the effective time of the Transaction will continue to represent one share of Common Stock after completion of the Transaction.

Outstanding Voting Securities and Voting Rights

Only stockholders of record, as shown on the transfer books of the Company, at the close of business on February 10, 2006 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. On the Record Date, there were 9,222,228 shares of the Common Stock outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote.

Information Concerning Proxies

Sending in a signed proxy will not affect a stockholder's right to attend the Special Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to the Company prior to the Special Meeting, and which have not been revoked, will, unless otherwise directed by the stockholder, be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement.

Attendance and Voting at the Meeting

If you own Common Stock of record, you may attend the meeting and vote in person, regardless of whether you have previously voted by proxy card. If you own Common Stock in street name, you may attend the meeting but in order to vote your shares at the meeting you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the meeting, even if you plan on attending the meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the meeting in the manner described below.

Revocation

A stockholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting, delivering written notice of revocation of his or her proxy and voting his or her shares in person.

Any stockholder owning Common Stock in street name may change or revoke previously given voting instructions by (i) contacting the bank or brokerage firm holding the shares or (ii) obtaining a legal proxy from such bank or brokerage firm and voting in person at the Special Meeting.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail will not be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. Upon request, we will pay the reasonable expenses incurred by record holders of our Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials to the beneficial owners of the shares they hold of record.

Voting Procedures

The presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Special Meeting.

The affirmative vote of the majority of outstanding shares of Common Stock present at the Special Meeting is required to approve the Transaction. Thus, the Transaction is considered approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Abstentions and broker non-votes (i.e., when a nominee holding shares of Common Stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the same legal effect as votes against the proposal.

The enclosed proxy will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

QUESTIONS AND ANSWERS ABOUT THE
TRANSACTION AND THE SPECIAL MEETING

Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

1.     WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

Our stockholders will consider and vote upon a proposal to amend our Articles of Incorporation to effect a reverse/forward stock split of our Common Stock that will provide for a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split. Stockholders whose shares are converted into less than one share in the reverse split (meaning they held fewer than 1,000 shares at the effective time of the Transaction) will receive a cash payment from the Company for their fractional share interests equal to $1.90 in cash, without interest, for each share of common stock they held immediately before the Transaction. Stockholders who own 1,000 or more shares prior to the Transaction will continue to own the same number of shares after the Transaction.

2.     WHAT IS THE PURPOSE OF THE TRANSACTION?

If approved, the Transaction will enable the Company to go private if there are fewer than 300 registered holders of Common Stock and thus terminate our obligations to file annual and periodic reports and make other filings with the SEC. The purpose behind the proposal and the benefits of going private include:

•	eliminating the costs associated with filing documents under the Exchange Act with the SEC;

•	eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

•	reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests; and

•	affording stockholders holding fewer than 1,000 shares immediately before the Transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs.

3.     WHAT DOES "GOING PRIVATE" MEAN?

Following the Transaction, the Company expects to have fewer than 300 stockholders of record, which will enable us to terminate the registration of our Common Stock under the Exchange Act, and will become a "private company." By going private, we will no longer have to file periodic reports, such as annual, quarterly, and other reports, with the SEC, and our executive officers, directors, and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock. Additionally, any trading in our Common Stock will occur primarily in privately negotiated sales.

4.     WHAT WILL I RECEIVE IN THE TRANSACTION?

If you own fewer than 1,000 shares of Common Stock immediately before the effective time of the Transaction (which is the time that the Certificate of Change pursuant to NRS 78.209 is filed with the Secretary of State of Nevada), you will receive $1.90 in cash, without interest, from the Company for each pre-split share that you own. If you own 1,000 or more shares of Common Stock at the effective time of the Transaction, you will not receive any cash payment for your shares in connection with the Transaction and will continue to hold the same number of shares of Common Stock as you did before the Transaction.

5.     WHAT IF I HOLD MY SHARES IN STREET NAME?

If you hold your shares in "street name" your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. It is likely that such nominee also holds shares for other beneficial owners of the Company's Common Stock and that it total such holdings may be in excess of 1,000 shares. Therefore, depending upon your nominee's procedures, such nominee may not be legally obligated to treat the Transaction as affecting beneficial holders' shares, if such shares would be cashed out by the Transaction. It is the Company's desire to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, the Company and its transfer agent will not have the necessary information to compare the record holdings of any stockholder with the "street name" holdings in a brokerage account. In addition, we will lack the information to compare holdings across multiple brokerage firms. As a result, a stockholder holding more than the minimum number of shares may nevertheless have the shares cashed out if the stockholder holds a combination of "street name" shares or shares in several brokerage firms. If you are in this situation and desire to remain a stockholder after the Transaction, we recommend that you consolidate your holdings into one brokerage account or record holder position prior to the effective date. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account. To determine the Transaction's effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

6.     WHAT WILL HAPPEN IF THE TRANSACTION IS APPROVED BY OUR STOCKHOLDERS?

Assuming that we have fewer than 300 stockholders of record after the Transaction, the Company will file a Form 15 to deregister our Common Stock under federal securities laws. Upon the effectiveness of such filing, the Company would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies.

As a result of the Transaction, stockholders who receive cash for their shares in the Transaction will no longer have a continuing interest as stockholders of the Company and will not share in any future increase in the value of the Company. Also, any trading in our Common Stock will occur in privately negotiated sales or possibly on the "pink sheets", which will adversely affect the liquidity of our Common Stock.

7.     WHAT WILL HAPPEN IF THE TRANSACTION IS NOT APPROVED?

In the event that the Transaction is not approved by stockholders, we will continue to evaluate and explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders; however, we will continue to incur the costs involved of being a public company. Although our Board of Directors has not yet made any determination, such alternatives may include, a going private transaction in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize stockholder value and manage our outstanding liabilities.

8.     WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

Generally, a stockholder that receives cash for a fractional share as a result of the Transaction will recognize capital gain or loss for United States federal income tax purposes. A stockholder who does not receive cash for a fractional share as a result of the Transaction will not recognize any gain or loss for United States federal income tax purposes. See "Additional Information Regarding the Transaction — Material Federal Income Tax Consequences".

9.     IF I OWN FEWER THAN 1,000 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A STOCKHOLDER OF THE COMPANY AFTER THE TRANSACTION?

If you own fewer than 1,000 shares before the reverse stock split, the only way you can continue to be a stockholder of the Company after the Transaction is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 1,000 shares on the effective date. However, we cannot assure you that any shares will be available for purchase.

10.     IS THERE ANYTHING I CAN DO IF I OWN 1,000 OR MORE SHARES, BUT WOULD LIKE TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION?

If you own 1,000 or more shares before the Transaction, you can only receive cash for all of your shares if, prior to the effective date, you reduce your stock ownership to fewer than 1,000 shares by selling or otherwise transferring shares. However, we cannot assure you that any purchaser for your shares would be available.

11.     SHOULD I SEND IN MY CERTIFICATES NOW?

No. After the Transaction is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

12.     WHAT IS THE TOTAL COST OF THE TRANSACTION TO THE COMPANY?

We estimate that the total cash requirement of the Transaction to the Company will be approximately $721,900 of which the Company will pay approximately $571,900 to cash out fractional shares and approximately $150,000 of legal, accounting, and financial advisory fees and other costs to effect the Transaction. This total amount could be larger or smaller if the estimated number of fractional shares that will be outstanding after the Transaction changes as a result of purchases or sales of common stock by unaffiliated stockholders.

13.     AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE TRANSACTION?

Stockholders are entitled to dissenters' rights in connection with the Transaction. However, no provisions have been made to grant stockholders access to counsel or appraisal services at the expense of the Company. See "Additional Information Regarding the Transaction — Appraisal Rights".

14.     HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE PROPOSAL?

The Board of Directors recommends that you vote "FOR" the proposal to approve the Transaction.

15.     HOW DO I VOTE?

Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Special Meeting or attend the meeting, and vote, in person.

16.     CAN I CHANGE MY VOTE?

Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. Proxies may be revoked by taking any of the following actions:

•	filing a written notice of revocation with our corporate secretary at our principal executive office (43-40 Northern Boulevard, Long Island City, NY 11101).

•	filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or

•	attending the Special Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

17.     WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

18.     WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

19.     WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

Only holders of record of our Common Stock as of the close of business on February 10, 2006 are entitled to notice of and to vote at the Special Meeting.

20.     HOW MANY SHARES WERE OUTSTANDING ON THE RECORD DATE?

At the close of business on February 10, 2006 there were 9,222,228 shares of Common Stock outstanding and entitled to vote. A stockholder may vote (a) shares that are held of record directly in the stockholder's name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other nominee. At the meeting, each outstanding share of Common Stock will be entitled to one vote.

21.     WHAT IS A "QUORUM" FOR PURPOSES OF THE SPECIAL MEETING?

In order to conduct business at the Special Meeting, a quorum must be present. A "quorum" is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

22.     WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

Once a quorum has been established, for the Transaction to be approved, holders of a majority of our outstanding shares of Common Stock present at the meeting must vote "FOR" the proposal.

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Company's Common Stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares present at the meeting is required to approve the Transaction, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal to approve the Transaction.

23.     WHAT HAPPENS IF I ABSTAIN?

Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will be treated as votes against the proposal. However, to claim appraisal rights you will need to notify the Company of your desire to claim appraisal right prior to the meeting.

ADDITIONAL INFORMATION REGARDING THE TRANSACTION

Material Federal Income Tax Consequences

The discussion of the United States federal income tax consequences set forth below is based on the law as currently in effect and as currently interpreted. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, brokers, dealers, persons who are not citizens or residents of the United States, foreign corporations, tax exempt organizations, persons that acquired Common Stock as part of a straddle, hedge or other integrated instrument, and stockholders who acquired their Common Stock through the exercise of an employee stock option or otherwise as compensation.

Consequences of the Proposed Transaction

The Transaction will not have material United States federal income tax consequences to the Company, Bruce Bendell, an affiliate of the Company, or to stockholders who do not receive cash in lieu of fractional shares.

The receipt of cash in lieu of fractional shares pursuant to the Reverse Stock Split will be a taxable transaction for the United States federal income tax purposes and also may be a taxable transaction under applicable state, local or foreign tax laws for stockholders receiving cash. Generally, a stockholder that receives cash in lieu of fractional shares pursuant to the Transaction will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received in exchange for the fractional shares and such stockholder's adjusted tax basis in the Common Stock. Provided that the Common Stock constitutes a capital asset in the hands of the stockholder, such gain or loss will be a capital gain or loss, and will be long-term gain or loss if the stockholder has held the Common Stock for more than one year at the time of sale. Under current law, the maximum United States federal income tax rate applicable to non-corporate taxpayers on net long-term capital gains is fifteen percent and the maximum regular United States federal income tax rate on ordinary income is thirty-five percent. The deductibility of capital losses is subject to limitations.

Backup Withholding

A stockholder (other than exempt stockholders, including, among others, all corporations) that receives cash in lieu of a fractional share may be subject to twenty-eight percent backup withholding unless the stockholder provides its taxpayer identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). If backup withholding applies to a stockholder, the corporation is required to withhold twenty-eight percent from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return on a timely basis.

ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

Special Interests of the Affiliated Persons

In considering the recommendation of the Board of Directors and Special Committee with respect to the proposed Transaction, stockholders should be aware that the Company's executive officer and directors have interests in the Transaction that are in addition to, or different from, the stockholders generally. These interests may create potential conflicts of interest and include the following:

•	each executive officer and each member of the Board of Directors holds shares or vested options in excess of 1,000 shares and will, therefore, retain shares of Common Stock or options to purchase Common Stock after the Transaction;

•	as a result of the Transaction, the stockholders who own more than 1,000 shares of Common Stock on the Effective Date of the Transaction, including the Company's executive officer and directors, will slightly increase their percentage ownership interest in the Company because only an estimated 300,976 shares of Common Stock will be eliminated as a result of the Transaction. For example, assuming the Transaction is implemented and based on information and estimates of record ownership and shares outstanding and other ownership information and assumptions as of September 23, 2005, the beneficial ownership percentage of the Company's executive officer and directors will increase from 49.4% to 51.1% (including exercisable options and warrants and shares held by family members) and the beneficial ownership percentage of Bruce Bendell will increase from approximately 48% to 49% (including exercisable options and warrants and shares held by family members); and

•	the legal exposure for board members of public companies has increased significantly, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the legal exposure for the Company's directors and executive officers will be reduced after the Transaction.

Each of the Affiliated Persons has indicated to the Company that he will vote his Common Stock in favor of the Transaction.

Recommendation of the Board of Directors

Upon the recommendation and approval of the Special Committee, the Board of Directors unanimously determined that the Transaction is fair to, and in the best interests of, the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE CERTIFICATE OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT THE TRANSACTION.

The Board of Directors has retained the absolute authority to reject (and not implement) the Transaction (even after stockholder approval of the amendment). If for any reason the Transaction is not approved, or, if approved, not implemented, the Common Stock will not be deregistered under the Exchange Act unless and until such time as the Company otherwise is eligible and our Board of Directors decides to do so.

Material Terms

The Board of Directors of the Company has approved a proposal that the Company effect a reverse stock split of the Common Stock, to be effected at a ratio of 1-for-1,000, followed by a forward stock split of the Common Stock, to be effected at a ratio of 1,000-for-1 (the "Transaction"). The Special Committee determined such ratio based on the best information available as to the number of beneficial owners of Common Stock and the numbers of shares of Common Stock held by such stockholders, with a view to reducing the number of beneficial owners of Common Stock, not just record holders of Common Stock, to fewer than 300. However, since many beneficial owners of shares of Common Stock do not have such shares registered in their own names, but rather in "street names" — i.e., through a broker, bank, or other third party — it is impossible for the Board of Directors to know such information with certainty. Accordingly, it is possible that even at a ratio of 1-for-1,000, the Company may not achieve (or know with certainty whether or not it has achieved) its objective of reducing the number of beneficial owners of Common Stock to fewer than 300. The Company would prefer (but is not required under the federal securities laws) to use the number of beneficial owners of

Common Stock rather than the number of record holders as the benchmark for determining the appropriate Transaction ratio in order to ensure that the Company does not involuntarily or inadvertently become a public company again after the proposed transaction is effected. Immediately after giving effect to the reverse stock split, stockholders will hold one whole share of Common Stock for each 1,000 shares of Common Stock held thereby immediately prior to giving effect to the reverse stock split. The reverse stock split will be followed immediately by a 1,000-for-1 forward stock split of shares of Common Stock. As a result of the Transaction, (a) each share of the Company's Common Stock held by a stockholder holding fewer than 1,000 shares immediately before the effective time of the Reverse Stock Split will be converted into the right to receive $1.90 in cash; and (b) each share of Common Stock held by a stockholder owning 1,000 or more shares will continue to represent one share of Common Stock after completion of the Transaction.

The Board of Directors of the Company may postpone or abandon the Transaction at any time prior to its effectuation for any reason.

Treatment of Fractional Shares

Only stockholders holding 999 or fewer shares of Common Stock at the effective time of the Transaction will be entitled to receive cash for fractional shares.

After giving effect to the Transaction:

•	stockholders holding 999 or fewer shares of Common Stock immediately prior to giving effect to the Transaction will no longer hold any Common Stock, but will instead be entitled to payment of $1.90 per pre-split share of Common Stock held immediately prior to giving effect to the Transaction; and

•	stockholders holding 1,000 or more shares of Common Stock immediately prior to giving effect to the Transaction continue to hold the same number of shares of Common Stock and will not receive any cash.

Deregistration of Common Stock

Immediately after effecting the Transaction, the Company intends to terminate the registration of the Common Stock under the Exchange Act.

Suspension of Public Reporting Obligations

If the Company effects the Transaction and the subsequent deregistration as described in this proxy statement, the Common Stock will no longer be registered and the Company will no longer be a reporting company under the Exchange Act. The Company will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Persons that remain stockholders of the Company after the Transaction is effected will, therefore, have access to much less information about the Company and its business, operations, and financial performance.

Stockholder Approval

The Transaction, of which the Reverse Stock Split is a part, requires the affirmative vote of the majority of outstanding shares of the Common Stock under the General Corporation Law of the State of Nevada. Bruce Bendell and the other Affiliated Persons own slightly less than a majority of the Common Stock and intend to vote in favor of the Transaction, essentially assuring approval of the Transaction. Submitting the Reverse Stock Split to a vote of holders of the Common Stock could benefit the Company in two ways. First, if a majority of the unaffiliated stockholders of the Company were to approve the Transaction, the Company could, in the event of the Transaction is judicially challenged, rely on that vote as proof of fairness of the Transaction to unaffiliated stockholders. Second, only stockholders that vote against the Transaction would be entitled to appraisal rights, so submitting the Transaction for stockholder approval could substantially reduce the pool of stockholders eligible to exercise appraisal rights and, thereby force the Company to incur the costs that such appraisal rights proceedings entail. In the event the Transaction is not approved by the affirmative vote of the outstanding shares of Common stock, the Company intends to reconsider alternative methods of effecting a going private transaction.

Effective Date

The Transaction will become effective as of the date that Special Committee amends the Articles of Incorporation through the filing of Certificate of Change Pursuant to NRS 78.209 Nevada Secretary of State to effectuate the Reverse Stock Split and through the filing of Certificate of Change Pursuant to NRS 78.209 with the Nevada Secretary of State to effectuate the Forward Stock Split. We intend to effect the Transaction through the filing of such Certificates of Change Pursuant to NRS 78.209 on or as soon as possible after the Transaction is approved by our stockholders, and we intend to file the Certificates of Change Pursuant to NRS 78.209 on the same day. The shares of Common Stock acquired by the Company in connection with the Transaction will be restored to the status of authorized but unissued shares.

The suspension of the Company's obligation to file periodic reports and other documents under the Exchange Act will become effective upon the filing with the SEC of a certification and notice of termination of registration on Form 15, and the termination of the registration of the Common Stock will become effective ninety days thereafter.

Exchange of Certificates and Payment for Fractional Shares

The Company's transfer agent, Olde Monmouth Stock Transfer Co., Inc. (the "Transfer Agent"), will act as the Company's agent for purposes of exchanging certificates and paying for fractional shares in connection with the Transaction.

Stockholders owning less than 1,000 shares at the Effective Date will receive $1.90 for each pre-split share of Common Stock. Stockholders who own 1,000 or more shares at the Effective Date of the Transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that will immediately follow the reverse split will reconvert their whole shares and fractional share interests back into the same number of shares of Common Stock they held immediately before the effective time of the Transaction. As a result, the total number of shares held by such a stockholder will not change after completion of the Transaction. Such stockholder will not receive new certificates for his or her shares of Common Stock.

As soon as practicable after the Effective Date, the Company will send to each holder of record of Common Stock, and to each beneficial owner of Common Stock held in "street name" on behalf of such owner, instructions for surrendering any certificates held thereby representing shares of Common Stock which will be converted to a right to receive cash as a result of the Transaction. Only holders of 999 or fewer shares of Common Stock immediately prior the Transaction should surrender their shares. Holders of 1,000 or more shares should not surrender their shares. Such instructions will include a letter of transmittal to be completed and returned to the Transfer Agent by the holder of such certificates, together with such certificates.

As soon as practicable after the Transfer Agent receives any surrendered certificate from holder of 999 or fewer share of Common Stock immediately prior to the Transaction, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as the Company may require, the Transfer Agent will deliver to the person cash in an amount equal to $1.90 per pre-split share of Common Stock that is represented by such fractional share.

There will be no differences between the respective rights, preferences or limitations of the Common Stock prior to the Transaction and the Common Stock after the Transaction. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Common Stock. There are no accrued or unpaid dividends on the Common Stock. See "Additional Information Regarding the Transaction — Deregistration of Common Stock" beginning at page 32 and "Additional Information Regarding the Transaction — Suspension of Public Reporting Obligations" also beginning at page 32 for a further discussion.

For purposes of determining ownership of shares of Common Stock on the Effective Date, such shares will be considered held by the person in whose name such shares are registered on the records of the Company or, in the case of shares held by a broker, bank or other third party in "street name" on behalf of its client, in the name of the person whose account such shares are held in by such broker, bank, or other third party on the Effective Date, regardless of the beneficial ownership of those shares. Upon effecting the Transaction, the Company intends to treat stockholders holding Common Stock in "street name" in the same manner as registered stockholders whose shares are registered in their names. Prior to the Effective Date, the Company will conduct an inquiry of all the brokers, banks and other third parties ("Participants") that hold shares of Common Stock in "street name." These Participants will be instructed to effect the Transaction for their beneficial holders holding Common Stock in "street name." These Participants will provide the Company with information on how many fractional shares will be cashed out.

However, such Participants may have different procedures than registered stockholders for processing the Transaction. Investors that hold an aggregate of at least 1,000 shares in multiple accounts, with one or more brokers, may want to consider combining their holdings into one account if they wish to retain their holdings and ensure that they are not inadvertently cashed out. If you hold your shares in "street name" with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

No service charge, brokerage commission, or transfer tax will be payable by any holder of any old certificate evidencing shares of Common Stock in connection with the issuance of a new certificate in respect thereof, except that if any new certificate is to be issued in a name other than that in which the old certificate that is surrendered for exchange is registered, it will be a condition to such issuance that: (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason of such transfer (or any prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable; and (ii) the surrendered certificate has been properly endorsed and otherwise in proper form for transfer.

If any certificate evidencing Common Stock has been lost or destroyed, the Company may in its sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to the Company. The holder of any shares of Common Stock evidenced by any certificate that has been lost or destroyed must submit, in addition to the letter of transmittal sent by the Company, the above-referenced affidavit and indemnity agreement, and any other document required by the Company, a bond or other security satisfactory to the Company indemnifying the Company and all other persons against any losses incurred as a consequence of issuing a certificate evidencing new shares of Common Stock or paying cash in lieu of issuing fractional shares of Common Stock in exchange for the existing shares of Common Stock evidenced or purported to be evidenced by such lost or destroyed certificate. Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that the Company will send to stockholders after the Effective Date.

DO NOT SEND SHARE CERTIFICATES TO THE COMPANY OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED THE ABOVE-REFERENCED LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.

Appraisal Rights

Any stockholder who would receive in connection with the Reverse Stock Split cash in lieu of any fractional share of Common Stock to which such stockholder would otherwise be entitled has the right under the General Corporation Law of the State of Nevada to dissent and instead obtain payment of the fair value of such fractional share. Any stockholder who wishes to exercise his or her appraisal rights in connection with the Reverse Stock Split must deliver to the Company written notice of such stockholder's intent to do so not later than March 1, 2006, substantially in the form attached as Annex C to this proxy statement and must vote against the Transaction, which includes the Reverse Stock Split. Simply voting against or abstaining from the Transaction, which includes the Reverse Stock Split, will not be deemed to satisfy the notice requirement. A dissenting stockholder must provide written notice to the Company [2 DAYS] prior to the Special Meeting and must not vote his or her shares in favor of the Transaction. A dissenting stockholder who votes "For" the Transaction will be deemed to have waived his or her appraisal rights (see NRS 92A.420 set forth in Annex B). Therefore, stockholders who intend to exercise their appraisal rights must either vote against or abstain from voting on the proposed Transaction. If any dissenting stockholder and the Company cannot agree to the fair value of such fractional share, such fair value would be determined in a proceeding before a district court of the State of Nevada. Any determination of the fair value of any dissenting stockholder's Common Stock would occur after the Company has effected the Reverse Stock Split, which effect will occur within 30 days of the receipt of any stockholder's demand for payment. Set forth in Annex B to this proxy statement is a summary of such appraisal rights followed by the statutory provisions of governing the rights of dissenting stockholders. No provisions have been made to grant stockholders access to counsel or appraisal services at the expense of the Company.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed-out shares, generally will have a period of years from the effective date of the Transaction in which to claim the cash payment payable to them. For example, with respect to shareholders whose last known addresses are in New York, as shown by our records, the period is three years. Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Nevada, in accordance with its escheat laws.

Source of Funds and Expenses

Based on estimates of record ownership of shares of Common Stock, the number of shares outstanding and other information as of September 23, 2005 and assuming that 300,976 fractional shares are cashed out, we estimate that the total funds required to consummate the Transaction will be approximately $721,900, of which $571,900 will be used to pay the consideration to stockholders entitled to receive cash for their shares, and $150,000 will be used to pay the costs of the Transaction, as follows:

Legal fees	$75,000
Fairness Opinion and Valuation	$45,000
Accounting fees	$15,000
Transfer Agent fees	$5,000
Printing costs	$5,000
Other	$5,000
Total estimated expenses	$150,000

We intend to fund these costs using cash on hand.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
THE PROPOSED TRANSACTION.

THE COMPANY

The Company historically has operated as a holding company and, accordingly, we derive our revenues solely from our operating subsidiaries. We sell new and used vehicles through the Major Dealer Group, a leading consolidator of automobile dealerships in the New York metropolitan area, which, in 2004, operated through six (6) retail automobile franchises in five showrooms in three locations. Our leasing operations consist of providing leases and other financing. The Company is the person filing this proxy statement with the SEC and furnishing it to the stockholders of the Company.

The Company has not made an underwritten public offering of its Common Stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A. The Company has not repurchased any shares of its Common Stock during the past two years.

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

We have retained the accounting firm of Marcum & Kliegman LLP to provide certain accounting and tax services for our subsidiary, Major Fleet, and us. In 2004, we were billed approximately $87,500 by Marcum & Kliegman LLP for its services. Mr. Jeffrey Weiner, one of our directors, is the Managing Partner of Marcum & Kliegman LLP.

Bruce Bendell, our Chairman, President, Chief Executive Officer and Acting Chief Financial Officer, and his brother, Harold Bendell, a key employee of the Company (together, "the Bendells'), have interests in several non-affiliated auto dealerships, including Five Towns Nissan, Bronx Automotive Group, HB Automotive, Mitsubishi of Hempstead and Major of Pennsylvania, for which we purchase cars and provide other services, and from which we buy vehicles. We charge a fee to offset any expenses incurred in providing our services. The volume of such transactions is immaterial to our operations, with such related-party sales aggregating approximately $6.0 million and such related-party purchases aggregating approximately $7.0 million in 2004. At December 31, 2004, these affiliated dealerships were indebted to us in an aggregate amount of approximately $1.7 million.

On December 11, 2000, we issued to M&K Equities, Ltd., a New York corporation ("M&K"), which is an affiliate of Jeffrey Weiner, a member of our Board of Directors, a senior subordinated secured promissory note in the principal amount of $2,000,000 in consideration for a $2,000,000 loan from M&K. The note was initially due on December 11, 2002 (the "Maturity Date") at a rate per annum of ten percent (10%). The Maturity Date of the note has been extended until January 2, 2007. The total amount outstanding at December 31, 2004 was $1,270,000. Interest under the note is payable in monthly installments with all outstanding principal and interest due on the Maturity Date. In order to induce M&K to make the loan, we also agreed to grant a lien on and security interest in all of our assets, other than our technology assets, as collateral security for the due payment and performance of all indebtedness, liabilities and obligations under the note, which collateral is set forth in a security agreement, subject to prior senior liens. Mr. Weiner also received options under the 1999 Plan to purchase 50,000 shares of our common stock at an exercise price of $2.35. The fair value ascribed to the options was approximately $95,000, based on the Black-Scholes option-pricing model. Such amount was recorded as a deferred charge and as additional paid-in-capital of stockholders equity. The amount of the deferred charge has been amortized over the initial term of the note, with the Company having charged $47,500 to operations in each of the years 2002 and 2001.

We purchase from and sell vehicles to Nawi Leasing, Inc., a company of which Steven Nawi is President. Mr. Nawi was a member of our Board of Directors until July 2004. During the year 2004, there were no sales to Nawi Leasing, Inc. and purchases from Nawi Leasing, Inc. and its affiliates represented approximately $218,000.

In connection with the acquisition of our Nissan dealership in Hempstead, New York, we obtained an option to acquire that dealership's land and building from the landlord who held the lease on that property. We exercised our option, but were unable to obtain the financing necessary to effect the purchase. Since the lease expiration was concurrent with the required property acquisition date and we were unsuccessful in obtaining an extension of the lease term, it became imperative to the Nissan dealership's operations to maintain its presence at that location. In order to ensure continuity of the dealership's operations, in a transaction approved by our Board of Directors, the Bendells agreed to personally acquire the property through a company they formed and lease it back to us. The result of this transaction was to eliminate the capitalized lease of approximately $3.6 million and the related liability of $3.0 million that we had recorded in connection with this property. The difference of $637,000, the book value of the purchase option, was recorded as a long-term related party receivable, which is included in other non-current assets. We entered into a lease with the new landlord for five years with a five-year renewal option for approximately the same monthly rental we were previously paying. The receivable will be repaid, ratably, through monthly payments over the remaining term of the lease, including extensions to the initial term, together with related interest at a market rate. Bruce Bendell has guaranteed payment in the event the lease is prematurely terminated. Based on the report of an independent appraiser, the purchase option was recorded at its fair value and the monthly rent is at a market rate.

In unrelated transactions, in order to obtain floor plan financing at favorable rates, each of the Bendells has agreed to either guarantee certain of our floor plan debt or provide certain collateral in connection with our floor plan or other borrowings. Our Board of Directors agreed to obtain independent valuations the Credit Enhancements and pay each of the Bendells the fair value of his respective contributions. We engaged an independent valuation firm and received a preliminary valuation from such firm of $160,000 for the economic risk value of the Credit Enhancement. Accordingly, we accrued such amount as a liability in the third quarter of 2002. In the third quarter of 2003, our Board of Directors received additional indications that the value of the Credit Enhancement may approximate $450,000. As such, we accrued an additional $290,000 in the third quarter of 2003. In March 2004, our Board of Directors concluded that the $450,000, as accrued, was the appropriate value of the Credit Enhancement. At December 31, 2004, we have accrued, but not paid, an aggregate of $1,355,735, due to Bruce Bendell for bonuses and credit enhancement, which amount is included in accrued expenses. Included in the amount, is a credit enhancement of $900,000, of which $450,000 was accrued in 2004. The Company's Board of Directors approved this amount. In addition, we have a receivable from Bruce Bendell of $1,395,358, based on advances made to him prior to 2002, recorded as due from related parties on our balance sheets.

In March 2004, we agreed in principal with Harold Bendell that, effective January 1, 2004, he would serve as a manager of operations of Major Auto. The agreement extends automatically for an additional one-year period at the end of the initial term and on each anniversary thereafter, unless either Mr. Bendell or we provide 90-day prior notice of termination. The agreement provides for an annual base salary of $500,000. Additionally, in March 2004, we agreed in principal to a consulting agreement with HB Automotive, Inc. ("HB Automotive"), a company owned by Harold Bendell, that, effective January 1, 2004, HB Automotive provide dealership management consulting services to us. The agreement provides for a $200 fee for each used vehicle sold at our Chevrolet dealership and to a participation in the pre-tax profits of Major Auto. In 2004, we accrued $2,484,000 as due to HB Automotive pursuant to this agreement.

Harold Bendell has acquired the right to an off premises storage facility that was previously leased by us, on a month-to-month basis, from an independent third party. Accordingly, we are leasing such space from Mr. Bendell for $15,000 per month, approximately the same monthly rental we were paying to the prior landlord.

PLANS AFTER THE REVERSE STOCK SPLIT

The Company has no plans, proposals or negotiations that would relate to or would result in: any extraordinary transaction; any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; any change in the current Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of an executive officer; or any other material change in the Company's corporate structure or business.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Market Information

From November 10, 2004 until December 27, 2005, our Common Stock traded on the OTC Bulletin Board under the symbol "MAJR.OB," after being delisted from the Nasdaq SmallCap. Since December 27, 2005 our Common Stock has been traded on the "Pink Sheets". The quarter-end high and low sales prices, as well as the price as of October 7, 2005 (the most recent practicable date prior to the announcement of the Transaction) of our common stock were as reported by the Nasdaq Stock Market, the Over-the-Counter Bulletin Board and the "Pink Sheets", which quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions:

Quarter Ended	High	Low
December 31, 2005	$1.80	$1.01
September 30, 2005	$1.80	$0.86
June 30, 2005	$1.13	$0.93
March 31, 2005	$1.24	$0.86
December 31, 2004	$0.95	$0.70
September 30, 2004	$1.05	$0.84
June 30, 2004	$1.00	$0.60
March 31, 2004	$1.37	$0.58
December 31, 2004	$0.81	$0.72
September 30, 2003	$0.80	$0.80
June 30, 2003	$0.87	$0.80
March 31, 2003	$0.91	$0.73

As of February 7, 2006	$1.75	$1.71

Shareholders

As of February 8, 2006 there were approximately 492 holders of record of our Common Stock.

Dividends

We have never declared cash dividends on any class of our securities and have no present intention to declare any dividends on any class of our securities in the future.

FINANCIAL INFORMATION

The audited financial statements of the Company on pages F-1 through F-48 and S-1 through S-2 in the Company's Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004 have been filed with the SEC and the Annual Report is being delivered to stockholders along with this Proxy Statement. The unaudited financial statements of the Company on pages 3 through 11 in the Company's Quarterly Report on Form 10-Q/A for the period ended September 30, 2005 have also been filed with the SEC and are also being delivered to stockholder herewith. These filings are available on the SEC's website at http://www.sec.gov. You may review this filing at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549 or request copies of this document upon payment of a duplicating fee, by writing the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0339. The Company has not provided any pro forma data giving effect to the proposed Transaction. The Company does not believe that information is material to its stockholders in evaluating the Transaction because the Transaction will not affect the operations of the Company and stockholders who are cashed out will receive all cash.

In addition, the following sets forth certain financial information for The Major Automotive Companies, Inc. and its subsidiaries as of and for each of the following dates and periods:

Balance Sheet Data:

	As at December 31,		As at September 30, 2005
	2004	2003
			(Unaudited)
Current assets	$71,348,223	$64,223,117	$78,012,288
Non-current assets	14,666,244	23,389,822	14,617,127
Current liabilities	69,408,674	63,586,160	74,106,181
Non-current liabilities	6,910,269	7,156,125	5,322,076
Book value per share			$1.43

Statement of Operations Data:

	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2004	2003	2005	2004
Revenue	$396,981,562	$380,298,852	$366,756,150	$292,912,584
Gross profit	64,526,038	60,643,692	60,418,913	47,096,844
Income (loss) from continuing operations	(6,837,962)	(1,130,264)	3,487,634	1,647,191
Net income (loss)	(6,837,962)	(1,130,264)	3,487,634	1,647,191
Net income (loss) per common share – basic and diluted
Basic	$(0.72)	$(0.12)	$0.38	$0.17
Diluted	(0.72)	(0.12)	$0.38	$0.17
Average number of shares used in computation
Basic	9,486,905	9,436,969	9,214,382	9,484,907
Diluted	9,486,905	9,436,969	9,235,497	9,454,217
Ratio of earnings to fixed charges	(1.42)	0.65	2.63	1.92
Deficiency necessary to attain one-to-one coverage	$6,608,687	$1,048,346	$—	$—

EXECUTIVE OFFICERS AND DIRECTORS

As of February 10, 2006, our current directors and executive officer and their respective ages are as follows:

Name	Age	Position
Bruce Bendell	51	Chairman of the Board, President, Chief Executive Officer and Acting Chief Financial Officer
David Edelstein (1)(2)	52	Director
Steven Hornstock (1)(2)	57	Director
Alan A. Pearson (1)(2)	60	Director
Jeffrey Weiner	48	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

The following is a brief description of the professional experience and background of our directors and executive officer:

Bruce Bendell.    Mr. Bendell has served as the Chairman of our Board of Directors since our formation in November 1995, our President and Chief Operating Officer since September 2001, and as our Acting Chief Financial Officer since October 2003. Mr. Bendell served as our Chief Executive Officer from May 1998 until February 2000, as our President from May 14, 1998 to December 1998, and as our Chief Executive Officer since July 2000. Mr. Bendell has also served as the President and a Director of Major Auto and its affiliates since December 1985.

David Edelstein.    Mr. Edelstein has served as our Director since May 1998. Mr. Edelstein has been in the real estate development business since 1979. Currently Mr. Edelstein is the Managing Member of Sutton East Associates LLC, a real estate development limited liability company and is involved in several sizable real estate projects in New York and Florida.

Steven Hornstock.    Mr. Hornstock has served as our Director since December 2002. Mr. Hornstock is a senior partner at Altman\Burack Partners, LLC, an affiliate of Murray Hill Properties, TCN, since April 2000. From October 1994 to April 2000, Mr. Hornstock served as director of investment sales at Helmsley Spear Inc. Mr. Hornstock was also founding partner in Sutton East Associates, where he worked from 1982 to 1993. Mr. Hornstock has been active in the real estate business for the past 25 years as a developer, owner and investment sales broker. Mr. Hornstock is a licensed real estate broker in the state of New York, a member of the Real Estate Board of New York (REBNY), a member of the REBNY Sales Brokers Committee and a founding board member of the New York Owners Council.

Alan A. Pearson.    Mr. Pearson has served as our director since July 2004. Mr. Pearson has been the Chief Financial Officer of Doka USA, Ltd., a construction supply company, since August 1977, and served as a member of its Board of Directors from 1985 to 2000.

Jeffrey Weiner.    Mr. Weiner has served as our Director since May 1998. Mr. Weiner is a certified public accountant and has been with the accounting firm of Marcum & Kliegman LLP, where he is currently Managing Partner, since 1981.

Key Employee

The following person, although not an executive officer or director, is regarded by us as a key employee:

Harold Bendell.    Mr. Bendell has served as a senior executive of Major Dealer Group since December 1985. He, together with his brother, Bruce Bendell, is responsible for the day-to-day operations of the Major Dealer Group.

Neither the Company nor any of the above-listed executive officers or directors of the Company was convicted in a criminal proceeding during the past five years (excluding violations and similar misdemeanors) or was party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the above-listed executive officers and directors are citizens of the United States.

Each of the officers and directors of the Company intend to vote for the proposal and recommend to the stockholders of the Company their support for the proposed Transaction for the reasons set forth in "Special Factors — Reasons for the Proposed Transaction" in this proxy statement.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date for: each person known to beneficially own more than 5% of the Common Stock; the Company's Chief Executive Officer (our only executive officer); each of the Company's directors; the Company's executive officer and all of its directors as a group.

Unless otherwise noted below, and subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership, as set forth in the regulations of the SEC, includes securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. For purposes of calculating each person's or group's percentage ownership, any stock options, convertible preferred stock and warrants exercisable or convertible within 60 days after the Record Date are included for that person or group but not any stock options, convertible preferred stock or warrants of any other person or group.

The following tables sets forth information with respect to the beneficial ownership of each class of our securities as of February 10, 2006, respectively, by (i) each of our directors, (ii) our executive officer, (iii) all of our directors and executive officer as a group and (iv) each person known to us to own more than 5% of any class of our securities:

Name and Address of Beneficial Owner	Number of Shares		Percent of Class (1)
			Pre-Split	Post-Split
Executive Officers and Directors:
Bruce Bendell	4,436,735	(2)	47.70%	49.29%
David Edelstein	64,580	)(3)(4)	*	*
Steven Hornstock	27,090	(5)	*	*
Alan Pearson	9,000	(6)	*	*
Jeffrey Weiner	128,090	(7)	1.37%	1.42%
All directors and executive officers as a group	4,665,495	)(8)(9)	49.07%	50.95%
Other 5% Stockholders:
None

* Represents less than 1% of the outstanding shares of common stock.

(1)	Based on 9,222,228 shares of common stock outstanding on February 10, 2005.

(2)	Includes: (i) 5 shares of common stock owned by Mr. Bendell's wife and the following shares of common stock which Mr. Bendell has the right to acquire within 60 days and (ii) options for 80,000 shares of common stock which are immediately exercisable.

(3)	Includes options for 43,700 shares of common stock, which are immediately exercisable.

(4)	Includes 1,980 shares of common stock owned by Mr. Edelstein's children.

(5)	Includes 90 shares of common stock owned by Mr. Hornstock's wife and options for 13,500 shares of common stock, which are immediately exercisable.

(6)	Includes options for 4,500 shares of common stock, which are immediately exercisable.

(7)	Includes options for 93,700 shares of common stock, which are immediately exercisable and 900 shares of common stock owned by Mr. Weiner's wife.

(8)	Includes (i) 2,975 shares of common stock owned by immediate family members of directors and executive officers as a group, and (iii) options for 235,400 shares of common stock which are immediately exercisable.

(9)	The address for each executive officer and director is c/o The Major Automotive Companies, Inc., 43-40 Northern Boulevard, Long Island City, NY 11101.

SUBMISSION OF STOCKHOLDER PROPOSALS

If our Exchange Act registration is not terminated in connection with the Transaction, stockholder proposals for the 2005 annual meeting of stockholders must have been submitted to the Company by June 25, 2005 in order to have received consideration for inclusion in the Company's proxy statement or information statement relating to the 2005 annual meeting of stockholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8.

AVAILABLE INFORMATION

The Company files reports, proxy information statements and other information with the SEC. The Company has filed a Schedule 13E-3 with the SEC in connection with the proposed Transaction. As permitted by the rules and regulations of the SEC, this Proxy Statement does not contain all of the information set forth in the Schedule 13E-3. The Schedule 13E-3, including exhibits and other filings made by the Company as described above, are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may review these filings at the SEC's Public Reference Room located at 450 Fifth Street, NW, Washington D.C. 20549 or request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have included with this proxy statement copies of our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, and our Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2005.

DOCUMENTS INCORPORATED BY REFERENCE

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. Such forward-looking statements are generally accompanied by words such as "intends," "projects," "believes," "anticipates," "plans" and similar terms that convey the uncertainty of future events or outcomes. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Readers should carefully review the risk factors described in other documents that the Company files from time to time with the SEC.

BY ORDER OF THE BOARD OF DIRECTORS

February 10, 2006
Bruce Bendell
Chairman, President, Chief Executive Officer
and Acting Chief Financial Officer

ANNEX A

FORM OF
PROPOSED CERTIFICATES OF CHANGE TO
ARTICLES OF INCORPORATION
OF
THE MAJOR AUTOMOTIVE COMPANIES, INC.

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

THE MAJOR AUTOMOTIVE COMPANIES, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

50,000,000 shares of Common Stock, $.01 par value and 2,000,000 shares of preferred stock, $.01 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000 shares of Common Stock, $.01 par value and 2,000,000 shares of preferred stock, $.01 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1 share of Common Stock will be issued for every 1,000 shares of Common Stock currently authorized or issued and outstanding, resulting in [____]shares of Common Stock, $.01 par value being issued after such exchange.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7. Effective date of filing (optional): ______________

(must not be later than 90 days after the certificate is filed)

8. Officer Signature: ______________________ ______________

Signature Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.209 2003
Revised on: 10/24/03

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

THE MAJOR AUTOMOTIVE COMPANIES, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

50,000 shares of Common Stock, $.01 par value and 2,000,000 shares of preferred stock, $.01 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000,000 shares of Common Stock, $.01 par value and 2,000,000 shares of preferred stock, $.01 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1,000 shares of Common Stock will be issued for every 1 share of Common Stock currently authorized or issued and outstanding, resulting in [____]shares of Common Stock, $.01 par value being issued after such exchange.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

None

7. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

8. Officer Signature: ______________________________

Signature — Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.209 2003
Revised on: 10/24/03

ANNEX B

SUMMARY OF APPRAISAL RIGHTS
IN CONNECTION WITH PROPOSED TRANSACTION

Any stockholder that would receive in connection with the Transaction cash in lieu of any fractional share of Common Stock to which such stockholder would otherwise be entitled has the right under the General Corporation Law of the State of Nevada to dissent and instead obtain payment of the fair value of such fractional share. The rights of dissenting stockholders in connection with Transaction are enumerated in sections 92A.300 through 92A.500, inclusive, of the General Corporation Law of the State of Nevada, a summary and the full text of which are set forth below.

Summary of Rights of Dissenting Stockholders

Any stockholder that would receive in connection with the Transaction cash in lieu of any fractional share of Common Stock to which such stockholder would otherwise be entitled may instead demand payment of the fair value of such fractional share by giving the Company written notice of such demand, substantially in the form attached as Annex C to the proxy statement to which this summary is attached, sent by first class mail, by reputable overnight business courier, or by hand to the principal business offices of the Company at 43-40 Northern Boulevard, Long Island City, NY 111-1, not later than March 1, 2006. Any stockholder demanding payment of the fair value of such fractional shares must not vote his shares in favor of the Transaction.

Any stockholder demanding payment of the fair value of a fractional share must deposit all certificates held thereby representing shares of Common Stock with the transfer agent of the Company sent by first class mail, by reputable overnight business courier, or by hand to Olde Monmouth Stock Transfer Co., Inc., not later than March 31, 2006.

Any stockholder that does not timely demand payment of the fair value of such stockholder's fractional share or does not timely deposit all certificates held thereby representing shares of Common Stock with the transfer agent as provided above will not be entitled to payment of the fair value of such stockholder's fractional share under the dissenters' rights provisions of the General Corporation Law of the State of Nevada.

If you satisfy the conditions for the demand of the dissenter's rights, we will send you a written dissenter's notice within 10 days after the Transaction is effective. This dissenter's notice will:

(i)    specify where you should send your payment demand and where and when you must deposit your stock certificates, if any;

(ii)    inform holders of uncertificated shares to what extent the transfer of their shares will be restricted after their payment demand is received;

(iii)    supply a form of payment demand that includes the date the Transaction was first publicly announced and the date by which you must have acquired beneficial ownership of your shares in order to dissent;

(iv)    set a date by when we must receive the payment demand, which may not be less than 30 or more than 60 days after the date the dissenters' notice is delivered; and

(v)    provide you a copy of Nevada's dissenters' rights statutes (Nevada Revised Statutes 92A.300 to 92.500, inclusive).

Within thirty days after the Company receives any timely and complete demand for payment of the fair value of a fractional share, the Company must pay the dissenting stockholder an amount the Company estimates to be the fair value of such fractional share, plus accrued interest, together with, among other things:

(i)    a balance sheet as of the end of a fiscal year ending not more than sixteen months before the payment date, a statement of income for that year, a statement of changes in the stockholders' equity for that year, and the latest available interim financial statements, if any;

(ii)    a statement of the Company's estimate of the fair value of such fractional share;

(iii)    an explanation of how the interest was calculated; and

(iv)    a copy of Nevada's dissenters' rights statutes (Nevada Revised Statutes 92A.300 to 92.500, inclusive).

The Company may, however, withhold payment with respect to any portion of such fractional share attributable to shares of Common Stock acquired by such dissenting stockholder on or after October 14, 2005, the date on which the Company first publicly announced, by press release and by current report filed with the United States Securities and Exchange Commission, its intention to effect the Transaction. If the Company elects to withhold payment on this basis, it must offer to pay the fair value of such fractional share, plus accrued interest, subject to the agreement of such dissenting stockholder to accept that amount in full satisfaction of such dissenting stockholder's demand.

Within thirty days of receipt of payment or an offer of payment of the fair value of such stockholder's fractional share, plus accrued interest, a dissenting stockholder may notify the Company in writing of such stockholder's own estimate of the fair value of such fractional share and the amount of interest due, and demand payment of such amount, less any payment previously paid by the Company, or reject an offered payment by the Company and demand payment of the fair value of such fractional share, plus accrued interest, if such stockholder believes that the amount paid or offered by the Company is less than the fair value of such stockholder's fractional share or that the interest due is incorrectly calculated.

If a demand for payment remains unsettled, the Company must commence a proceeding in a district court of the State of Nevada (either: (i) of the county where the Company's registered office is located; or (ii) at the election of any dissenter residing or having its registered office in the State of Nevada, of the county where the dissenter resides or has its registered office) within sixty days after receiving such demand, and petition the court to determine the fair value of the subject fractional share and accrued interest. If the Company fails timely to commence such a proceeding, it must pay the amount demanded.

The costs of any such proceeding will be borne by the Company, except to the extent that the court finds the dissenting stockholder acted arbitrarily, vexatiously, or not in good faith in demanding payment, in which case the court may assess an equitable amount of such costs against the dissenting stockholder. The court may also assess the fees and expenses of counsel and experts to either party to any such proceeding against the other is such other party acted arbitrarily, vexatiously, or not in good faith in exercising its rights under the dissenters' rights provisions of the General Corporation Law of the State of Nevada (or, in the case of the Company, if it did not substantially comply with the requirements of such provisions).

The foregoing is a summary of certain material terms of the dissenters' rights provisions of the General Corporation Law of the State of Nevada. It does not include or summarize all material information regarding the rights of dissenting stockholders in connection with the Transaction. Stockholders are urged to read carefully the full text of such provisions in order to understand the full extent of and any applicable limitations on such rights.

Text of Statutory Provisions Governing Rights of Dissenting Stockholders

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1.    Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.    Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of Nrs to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.    Except as otherwise provided in Nrs 92a.370 and 92a.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)    Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1)    If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2)    If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)    Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c)    Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d)    Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

2.    A stockholder who is entitled to dissent and obtain payment pursuant to Nrs 92a.300 to 92a.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.    There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a)    The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b)    The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1)    Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

(I)    The surviving or acquiring entity; or

(II)    Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

(2)    A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2.    There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under Nrs 92a.130.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.    A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.    A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

(a)    He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b)    He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1.    If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under Nrs 92a.300 to 92a.500, inclusive, and be accompanied by a copy of those sections.

2.    If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in Nrs 92a.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1.    If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a)    Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)    Must not vote his shares in favor of the proposed action.

2.    If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights must not consent to or approve the proposed corporation action.

3.    A stockholder who does not satisfy the requirements of subsection 1 and Nrs 92a.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

1.    The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

2.    The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a)    State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)    Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)    Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)    Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e)    Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1.    A stockholder to whom a dissenter's notice is sent must:

(a)    Demand payment;

(b)    Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c)    Deposit his certificates, if any, in accordance with the terms of the notice.

2.    The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3.    The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1.    The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.    The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

NRS 92A.460 Payment for shares: general requirements.

1.    Except as otherwise provided in Nrs 92a.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with Nrs 92a.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)    Of the county where the corporation's registered office is located; or

(b)    At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2.    The payment must be accompanied by:

(a)    The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

(b)    A statement of the subject corporation's estimate of the fair value of the shares;

(c)    An explanation of how the interest was calculated;

(d)    A statement of the dissenter's rights to demand payment under NRS 92A.480; and

(e)     A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 Payment for shares: shares acquired on or after date of dissenter's notice.

1.    A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.    To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to Nrs 92a.480.

92A.480. NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.    A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to Nrs 92a.460, or reject the offer pursuant to Nrs 92a.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to Nrs 92a.460 or offered pursuant to Nrs 92a.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.    A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.    If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.    A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3.    The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.    The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.    Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)    For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)    For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1.    The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.    The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)    Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)    Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.    In a proceeding commenced pursuant to Nrs 92a.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.    This section does not preclude any party in a proceeding commenced pursuant to Nrs 92a.460 or 92a.490 from applying the provisions of N.r.C.p. 68 or Nrs 17.115.

ANNEX C

FORM OF DEMAND FOR PAYMENT OF FAIR VALUE

The Major Automotive Companies, Inc.

43-40 Northern Boulevard, Long Island City, NY 11101

Attention: Chief Financial Officer

Re: Demand for Payment of Fair Value of Fractional Share in Connection with the Transaction.

The undersigned stockholder of The Major Automotive Companies, Inc. (the "Corporation") hereby demands pursuant to Section 92A.440 of the General Corporation Law of the State of Nevada that the Corporation pay to the undersigned the fair value of the fractional share of Common Stock, par value $0.01 per share, that the undersigned would be entitled to in connection with the reverse stock split and forward stock split (collectively referred to as the "Transaction ") to be effected by the Corporation, as described in the proxy statement, dated February 10, 2006, sent by the Corporation to its stockholders, if the Corporation had not elected to pay cash in lieu of issuing such fractional share.

The undersigned hereby certifies that he currently beneficially owns                          shares of Common Stock, before giving effect to the proposed Transaction. The undersigned hereby certifies that he acquired beneficial ownership of                          of such shares before October 14, 2005, the date on which the Corporation first publicly announced, by press release and by current report filed with the United States Securities and Exchange Commission, its intention to effect the Transaction. The undersigned hereby acknowledges that he is not entitled to receive payment of the fair value of any shares of Common Stock he acquired after such date unless he agrees to accept such payment in full satisfaction of his demand.

(Name as it appears on share certificates)

(Signature)

(Date)

C-1

ANNEX D

FAIRNESS OPTION
OF
EMPIRE VALUATION CONSULTANTS, LLC

PRIVATE & CONFIDENTIAL.

October 10, 2005

Board of Directors of
    The Major Automotive Companies, Inc.
c/o Mr. Alan Pearson Doka USA, Ltd.
214 Gates Road
Little Ferry, New York 07643

Dear Sirs:

As the Board of Directors (the "Board") of The Major Automotive Companies, Inc. ("Major" or the "Company"), you have asked Empire Valuation Consultants, LLC ("Empire") to render our opinion to the Board as to the fairness to Major's common shareholders, from a financial point of view, of the consideration to be tendered to holders of less than 1,000 shares of the Company's common stock, as part of a proposed going private transaction of Major to convert from a publicly traded company to a private company (the "Transaction"). The effective date of this Fairness Opinion (the "Opinion") is October 10, 2005, on or about the date that the preliminary proxy statement ("Proxy Statement") related to the Transaction was expected to be filed with the Securities and Exchange Commission (the "SEC"). Capitalized terms defined in the Proxy Statement and used herein shall have the same meanings as set forth in the Proxy Statement, unless otherwise specifically defined herein.

The following points highlight certain terms of the Transaction (as per the Proxy Statement):

1.	We understand that the purpose of the transaction is to effect a going private transaction by reducing the number of Major's record stockholders to fewer than 300, and thereafter terminating the registration of its common stock under the Securities Exchange Act of 1934 (the "Exchange Act"). This will suspend Major's obligations as a public company under the United States securities laws and terminate the listing of its common stock on the Over-the-Counter Bulletin Board system ("OTC-BB").

2.	Major anticipates that less than 5% of the outstanding shares will be eliminated through cash payments for fractional shares to bring the number of record stockholders to less than 300.

3.	The Special Committee reviewed and recommended to the Board, and the Board has authorized a reverse stock split of the Company's issued and outstanding common stock, par value $0.01 per share, at a ratio of one-to-1,000, followed immediately by a 1,000-to-1 forward stock split of shares of common stock, and the subsequent filing with the State of Nevada of a Certificate of Amendment to the Company's Articles of Incorporation effectuating such stock splits.

4.	As a result of the transaction: (a) each share of the Company's common stock held by a stockholder holding fewer than 1,000 shares immediately before the effective time of the Transaction will be converted into the right to receive $1.90 in cash for each pre-split share; and (2) each share of common stock held by a stockholder owning 1,000 or more shares will continue to represent one share of common stock after completion of the transaction.

5.	Upon completion of the Transaction, Major's common stock will no longer be registered, it will no longer be a reporting company under the Exchange Act, and it will no longer be quoted on the OTC-BB. Major will therefore cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements.

6.	Mr. Bruce Bendell, the Company's President, Chief Executive Officer, Chairman of the Board, and acting Chief Financial Officer, currently beneficially owns approximately 48% of the Company's outstanding common stock, and will beneficially own approximately 49% of the common stock following the completion of the transaction.

Empire is opining as to whether the consideration to be tendered to holders of less than 1,000 shares of the Company's common stock, as part of the Transaction, is fair, from a financial point of view, to these shareholders.

Review and Valuation Process

In connection with our investigation and analysis, we researched and reviewed the following materials and documents, among other sources, as follows:

•	Discussions and meetings with senior management and directors of Major, as well as consultants and related parties, concerning the outlook for Major;

•	Copies of Major's Securities and Exchange Commission ("SEC") 10-K reports for the years ending December 2000 through 2004, its 10-Q report for the three month period ending March 31, 2005; and its 10-Q report for the three month and six month periods ending June 30, 2005;

•	The Company's projected financial statements for the years ending December 31, 2005 through 2009:

•	Relevant automotive industry analyst reports;

•	Economic, industry, and market related data, factors, and outlooks:

•	The stock prices and trading history for Major and its guideline companies;

•	Valuation analyses related to the forecasted financial performance for Major;

•	Potentially comparable companies that were publicly traded;

•	Potentially comparable transactions of public and private companies recently acquired;

•	The Company's market capitalization;

•	The Proxy Statement, and related documents; and

•	Other information regarding the Company that was deemed relevant to the analysis.

More specifically, the following highlights the guideline company and market capitalization valuation methodologies used by Empire:

Guideline Company Analysis:    Using publicly available information, the market values and trading multiples were analyzed for the Company and for the following five selected publicly traded companies in the automobile dealership industry: (1) United Auto Group, Inc.; (2) Lithia Motors, Inc. ; (3) Group 1 Automotive, Inc.; (4) Sonic Automotive, Inc.; and (5) Hometown Auto Retailers, Inc.

Appropriate market values as a multiple of, among other things, earnings before interest expense, taxes, depreciation, and amortization ("EBITDA"), and total book value of invested capital, were reviewed for the publicly traded companies listed above. All multiples were based on both the 5-day trading average and the 10-day trading average of the closing stock prices as of October 7, 2005. Next, a range of selected multiples implied by the selected companies were applied to five year average EBITDA, four year average EBITDA, three year average EBITDA, the trailing twelve months EBITDA, and total book value of invested capital for the Company.

It should be noted that none of the companies in the market analysis of selected public companies was identical to the Company and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed, and other factors that would affect the market values of comparable companies.

Market Capitalization Analysis:    Major's market capitalization and trading history were analyzed, as this information was available on the public market.

Summary Conclusion:    The guideline company and market capitalization analyses, discussed above, resulted in an implied equity value per share in the range of $1.90 and $1.95.

Limiting Conditions

This letter is provided to the Board in connection with and for the purpose of its evaluation of the consideration to be tendered to holders of less than 1,000 shares of the Company's common stock, as part of the Transaction. This Opinion does not constitute a recommendation to any shareholder of Major as to how the shareholder should vote with respect to his or her shares.

In connection with our analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial or other information provided to us or publicly available.We have also relied on the assurance of Major that there have been no material adverse changes in the Company's operations or financial conditions since the date of the last available financial statements; the six months ending June 30, 2005. We visited Major's headquarters location, but we have not done an independent appraisal of any tangible assets of Major.

Our Opinion is necessarily based on business, economic, market, and other conditions, as they exist as of the date of this letter: any change in such conditions would require a re-evaluation of this Opinion.

This Opinion does not take into considerations the tax consequences of the Transaction to Major or any of its shareholders. In arriving at our opinion, no current independent appraisals of the physical assets or liabilities of Major were obtained.

Empire has authorized Major to include, or refer to, this opinion in any documents to be provided to the Company's common shareholders. In addition, the Company may provide this opinion to the SEC, or any other governmental agency reviewing the proposed transaction. Any other publication of this opinion letter requires prior written permission from Empire.

We have assumed that the final Proxy Statement and related documents will contain text, terms. and data substantially similar to those upon which Empire has relied.

In accordance with recognized professional ethics. Empire's professional fees for this service are not contingent upon the Opinion expressed herein, and neither Empire, nor any of its employees, has a present or intended financial relationship with or interest in the Company.

Our opinion is limited to the fairness of the consideration to be tendered to holders of less than 1,000 shares of the Company's common stock, as part of the Transaction. as the date hereof, from a financial point of view.

Fairness Opinion

Based upon the foregoing, and in reliance thereon, it is our opinion, as financial advisors to Major's Board, that the consideration to be tendered to holders of less than 1,000 shares of the Company's common stock, as part of a proposed going private transaction of Major to convert from a publicly traded company to a private company, of $1.90 per share, is fair to the shareholders from a financial point of view, as of October 10. 2005.

Respectfully submitted.

Empire Valuation Consultants, LLC

Mark Shayne, ASA, CPA/ABV
Managing Director

ANNEX E

Calculation of Earnings to Fixed Charges Ratio

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2004	2003	2005	2004
			(Unaudited)
Fixed charges
Interest expense	$2,730,018	$2,967,028	$2,983,201	$1,998,814
Earnings
Pre-tax income (loss)	$(6,608,687)	$(1,048,346)	$4,868,707	$1,831,485
Fixed charges	2,730,018	2,967,028	2,983,201	1,998,814
	$(3,878,669)	$1,918,682	$7,851,908	$3,830,299
Ratio of Earnings to Fixed Charges	(1.42)	0.65	2.63	1.92
Deficiency necessary to attain one-to-one coverage	$6,608,687	$1,048,346	$—	$—

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ANNEX F

FORM OF PROXY

PROXY – SPECIAL MEETING OF STOCKHOLDERS – March 3, 2006

COMMON STOCK

The undersigned, a stockholder of The Major Automotive Companies, Inc., does hereby appoint Bruce Bendell and Eric Keltz, or either of them, each with full power of substitution, the undersigned's proxies, to appear and vote at the Special Meeting of Stockholders to be held on March 3, 2006, at 3:00 P.M., local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side on the following matter and in accordance with their judgment on other matters which may properly come before the Meeting.

(Continued and to be Completed on Reverse Side)

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A [X] Please mark your votes as in this example.

1. Amendment of Articles of Incorporation to effect a one-for-one thousand reverse split of the Common Stock (the "Common Stock"), par value $.01 per share, of the Company, followed by a one thousand-for-one forward split of the Common Stock, pursuant to the terms of the Transaction as described in the accompanying Notice of Special Meeting.

FOR   [    ]        AGAINST   [    ]        ABSTAIN   [    ]

The Board of Directors favors a vote "FOR" Item 1.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ITEM 1, THEY WILL BE VOTED "FOR" ITEM 1.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Stockholder(s) Sign Here ______________________    (L.S.)  ______________________
(L.S.) Dated ____________, 2006

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) above exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.

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